Exhibit 10.1

SENIOR SECURED PRIMING AND SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF JULY 17, 2008

by and among

VERTIS, INC.,

as Borrower,

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent, L/C Issuer, Swing Line Lender and a Lender,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

GE CAPITAL MARKETS, INC.,

as Lead Arranger and Book-Running Manager,

and

BANK OF AMERICA, N.A.,

as Documentation Agent

TABLE OF CONTENTS

SECTION 1.	AMOUNTS AND TERMS OF LOANS	2

1.1.	Loans	2
1.2.	Interest and Applicable Margins	8
1.3.	Fees	11
1.4.	Receipt of Payments	12
1.5.	Prepayments	13
1.6.	Maturity	15
1.7.	Loan Accounts	15
1.8.	Yield Protection	15
1.9.	Taxes	16
1.10.	Priming and Super Priority Nature of Obligations and Lenders’ Liens	19
1.11.	Payment of Obligations	19

SECTION 2.	CONDITIONS TO LOANS	19

2.1.	Conditions to Initial Loans	19
2.2.	Conditions to All Loans	22

SECTION 3.	REPRESENTATIONS AND WARRANTIES	22

3.1.	Organization, Powers, Capitalization and Good Standing	23
3.2.	Disclosure	23
3.3.	No Material Adverse Effect	23
3.4.	No Conflict	24
3.5.	Financial Statements and Financial Projections	24
3.6.	Use of Proceeds; Margin Regulations	24
3.7.	Brokers	26
3.8.	Compliance with Laws	26
3.9.	Intellectual Property	26
3.10.	Investigations, Audits, Etc.	26
3.11.	Employee Matters	27
3.12.	Litigation; Adverse Facts	27
3.13.	Ownership of Property; Liens	27
3.14.	Environmental Matters	28
3.15.	ERISA	29
3.16.	Deposit and Disbursement Accounts	30
3.17.	Agreements and Other Documents	30
3.18.	Insurance	30
3.19.	Taxes and Tax Returns	30
3.20.	Senior Indebtedness and Designated Senior Indebtedness	31
3.21.	Reorganization Matters	31

SECTION 4.	AFFIRMATIVE COVENANTS	32

4.1.	Compliance With Laws and Contractual Obligations	32
4.2.	Insurance	33

4.3.	Field Examination; Fixed Asset Appraisal; Lender Meeting	33
4.4.	Organizational Existence	33
4.5.	Environmental Matters	34
4.6.	Landlords’ Agreements and Mortgagee Agreements	35
4.7.	Further Assurances	35
4.8.	Payment of Taxes	36
4.9.	Cash Management Systems	36
4.10.	Covenants Regarding Accounts	36

SECTION 5.	NEGATIVE COVENANTS	36

5.1.	Indebtedness	36
5.2.	Liens and Related Matters	38
5.3.	Investments	39
5.4.	Contingent Obligations	40
5.5.	Restricted Payments	41
5.6.	Restriction on Fundamental Changes	41
5.7.	Disposal of Assets or Subsidiary Stock	42
5.8.	Transactions with Affiliates	42
5.9.	Conduct of Business	43
5.10.	Changes Relating to Indebtedness	43
5.11.	Fiscal Year	44
5.12.	Press Release; Public Offering Materials	44
5.13.	Subsidiaries	44
5.14.	Deposit Accounts	44
5.15.	Hazardous Materials	44
5.16.	ERISA	44
5.17.	Sale-Leasebacks	45
5.18.	No Speculative Transactions	45
5.19.	Real Estate Purchases	45
5.20.	Prepayments of Other Indebtedness	45
5.21.	Reclamation Claims	45
5.22.	Chapter 11 Claims	45
5.23.	VDSL	45
5.24.	Vertis Receivables	45

SECTION 6.	FINANCIAL COVENANTS/REPORTING	46

6.1.	Financial Covenants	46
6.2.	Financial Statements and Other Reports	47
6.3.	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	50

ii

SECTION 7.	DEFAULT, RIGHTS AND REMEDIES	51

7.1.	Event of Default	51
7.2.	Suspension or Termination of Commitments	55
7.3.	Acceleration and other Remedies	55
7.4.	Performance by Agent	55
7.5.	Application of Proceeds	56

SECTION 8.	ASSIGNMENT AND PARTICIPATION	56

8.1.	Assignment and Participations	56
8.2.	Agent	58
8.3.	Set Off and Sharing of Payments	64
8.4.	Disbursement of Funds	64
8.5.	Disbursements of Advances; Payment	65

SECTION 9.	MISCELLANEOUS	66

9.1.	Indemnities	66
9.2.	Amendments and Waivers	67
9.3.	Notices	68
9.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	69
9.5.	Marshaling; Payments Set Aside	70
9.6.	Severability	70
9.7.	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	70
9.8.	Headings	70
9.9.	Applicable Law	70
9.10.	Successors and Assigns	70
9.11.	No Fiduciary Relationship; Limited Liability	70
9.12.	Construction	71
9.13.	Confidentiality	71
9.14.	CONSENT TO JURISDICTION	71
9.15.	WAIVER OF JURY TRIAL	72
9.16.	Survival of Warranties and Certain Agreements	72
9.17.	Entire Agreement	72
9.18.	Counterparts; Effectiveness	72
9.19.	Replacement of Lenders	72
9.20.	Delivery of Termination Statements and Mortgage Releases	74
9.21.	Subordination of Intercompany Debt	74
9.22.	Parties Including Trustees; Bankruptcy Court Proceedings	74
9.23.	Pre-Petition Loan Documents	75

iii

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Lenders’ Bank Accounts
Annex E	-	Compliance Certificate

Exhibits

Exhibit 1.1(a)(i)	-	Revolving Note
Exhibit 1.1(a)(ii)	-	Notice of Revolving Credit Advance
Exhibit 1.1(b)	-	Swing Line Note
Exhibit 1.1(c)	-	Request for Letter of Credit Issuance
Exhibit 1.1(e)	-	Term Loan A Note
Exhibit 1.1(f)	-	Term Loan B Note
Exhibit 1.2(e)	-	Notice of Continuation/Conversion
Exhibit 6.2(e)	-	Borrowing Base Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule 3.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 3.1(b)	-	Capitalization
Schedule 3.9	-	Intellectual Property
Schedule 3.10	-	Investigations and Audits
Schedule 3.11	-	Employee Matters
Schedule 3.12	-	Litigation
Schedule 3.13	-	Real Estate
Schedule 3.14	-	Environmental Matters
Schedule 3.15	-	ERISA
Schedule 3.16	-	Deposit and Disbursement Accounts
Schedule 3.17	-	Agreements and Other Documents
Schedule 3.18	-	Insurance
Schedule 5.1	-	Existing Indebtedness
Schedule 5.2	-	Liens
Schedule 5.3	-	Investments
Schedule 5.4	-	Contingent Obligations
Schedule 5.8	-	Affiliate Transactions
Schedule 5.9	-	Business Description

SENIOR SECURED, PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED, PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is dated as of July 17, 2008 and entered into by and among Vertis, Inc., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below) (“Vertis” or the “Borrower”), Vertis Holdings, Inc., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings”), certain subsidiaries of Borrower, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, as Guarantors, the other persons designated as “Credit Parties” (as defined in Annex A hereto), the financial institutions who are or hereafter become parties to this Agreement as Lenders (the “Lenders” and each a “Lender”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as Agent and BANK OF AMERICA, N.A., as Documentation Agent.

R E C I T A L S:

WHEREAS, on July 15, 2008 (the “Petition Date”), the Borrower and the Guarantors commenced prepackaged Chapter 11 Case Nos. 08-11460 through 08-11466, as administratively consolidated at Chapter 11 Case No. 08-11460 (each a “Prepackaged Chapter 11 Case” and collectively, the “Prepackaged Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under chapter 11, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Borrower continues to operate its businesses and manage its properties as a debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, prior to the Petition Date, certain lenders provided financing to Borrower pursuant to that certain Credit Agreement, dated as of December 22, 2004 among the Borrower, the other credit parties signatory thereto, GE Capital, as agent and lender, and the lenders from time to time signatory thereto (as amended, modified or supplemented through the Petition Date, the “Pre-Petition Credit Agreement”);

WHEREAS, the Borrower has requested that Lenders provide a senior secured, superpriority revolving and term debtor-in-possession credit facility to Borrower of $380,000,000 in the aggregate to be used for the purposes set forth in Section 3.6;

WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their personal and real property; and

WHEREAS, Holdings, which owns all of the Stock of Vertis, is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Vertis and Holdings’ other Subsidiaries (other than Excluded Foreign Subsidiaries (as hereinafter defined)), and substantially all of its other personal and real property to secure the Obligations; and

WHEREAS, each of Borrower’s Subsidiaries, other than Excluded Foreign Subsidiaries (as hereinafter defined), is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Credit Parties, Lenders and Agent agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

1.1.                              Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein:

(a)                                  Revolving Loans.

(i)                                     Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by the Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loan) shall not at any time exceed its separate Revolving Loan Commitment.  Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability.  Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment.  The Revolving Loan shall be repaid in full in cash on the Commitment Termination Date.  Borrower shall, except as any such Revolving Lender may elect pursuant to Section 1.7, execute and deliver to each Revolving Lender a note to evidence the total Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(i) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if the aggregate outstanding Revolving Loan exceeds the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate or the total aggregate Revolving Loan Commitment of all Lenders (any such excess amount of Revolving Loan is herein referred to as an “Overadvance”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, the Revolving Loan must be repaid immediately and/or Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvance.  For the avoidance of doubt, at no time shall the Revolving Loan balance exceed the Maximum Amount and, if at any time the Revolving Loan balance shall exceed the Maximum Amount, Borrower shall immediately repay the Revolving Loan in an amount sufficient to eliminate any such excess.  All Overadvances shall constitute Index Rate Loans and shall bear interest payable upon demand at the Default Rate.  For funding requests for

Revolving Credit Advances to be funded as Index Rate Loans of less than $5,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the Revolving Credit Advance is to be made.  For funding requests of Revolving Credit Advances to be funded as Index Rate Loans of $5,000,000 or greater, written notice must be provided by 1:00 p.m. (New York time) on the Business Day immediately preceding the day on which the Revolving Credit Advance is to be made.  All Revolving Credit Advances to be funded as LIBOR Loans require three (3) Business Days prior written notice.  Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Revolving Credit Advance”).  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.

(ii)                                  If Borrower requests that Revolving Lenders make, or permit to remain outstanding an Overadvance, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) a Revolving Loan balance in excess of the Maximum Amount or (b) an Overadvance in an aggregate amount in excess of $10,000,000.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

(iii)                               At Borrower’s option, Borrowing Availability may be increased by an amount up to $20 million in excess of the Borrowing Base (the “Seasonal DIP Overadvance Facility”) if Borrower requests, no earlier than July 1, 2008 and no later than July 31, 2008 (the “Seasonal DIP Overadvance Period”), the ability to use the Seasonal DIP Overadvance Facility; provided, however, that the Seasonal DIP Overadvance Facility shall be subject to the following additional terms and conditions:  (i) at no time shall the outstanding principal balance of the Revolving Loan (including, without limitation, the Seasonal DIP Overadvance Facility) exceed $130 million (or the then existing maximum committed or court-approved amount of the Revolving Loan, whichever is lesser); (ii) requests for Advances under the Seasonal DIP Overadvance Facility (“Seasonal DIP Overadvances”) shall be honored only until the end of the Seasonal DIP Overadvance Period; and (iii) and all outstanding Seasonal DIP Overadvances (including, without limitation, all interest accrued thereon) shall be due, payable and paid in full in cash upon, the earlier of (a) the Commitment Termination Date, or (b) October 15, 2008.  In any event, Agent will retain the right in its reasonable credit judgment from time to time to establish or modify, with respect to the Borrowing Base, additional reserves against availability, including, without limitation, reserves in respect of any adequate protection payments required under the Interim Order and the Final Order with respect to interest accrued prior to the commencement of the Prepackaged Chapter 11 Cases, carve-outs for professionals and standards of eligibility.  If a Seasonal DIP Overadvance is made, or permitted to remain outstanding, pursuant to this Section 1.1(a)(iii), then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Seasonal DIP Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

(b)                                 Swing Line Facility.

(i)                                     Subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make available at any time and from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”).  The provisions of this Section 1.1(b) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a).  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b).  Whenever Borrower desires that the Swing Line Lender make a Swing Line Advance hereunder, Borrower shall give the Swing Line Lender, not later than 3:30 p.m. (New York time), on the date that a Swing Line Advance is to be made, written notice or telephonic notice promptly confirmed in writing of each Swing Line Advance to be made hereunder.  Each such notice shall be irrevocable and specify (A) the date of borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swing Line Advance to be made pursuant to such borrowing.  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations (other than as set forth in Section 1.5) shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)                                  Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b) (as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on

behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)                              Intentionally Omitted.

(v)                                 Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(b)(iii).  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c)                                  Letters of Credit.  The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized (subject to the limitations imposed by Section 1.1(a)), upon the request of the Borrower to Agent, for the issuance of Letters of Credit, which shall be issued in Dollars, on behalf of Borrower.  Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i)                                     Maximum Amount.  The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding or unreimbursed at any time shall not exceed $45,000,000 (“L/C Sublimit”).

(ii)                                  Reimbursement.  Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s accounts (by increasing the outstanding principal balance of the Revolving Credit Advances or Swing Line Advances made to Borrower, as applicable) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance, Swing Line Advance or otherwise shall bear interest payable on demand at the interest rate applicable to Revolving Credit Advances that are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%) per annum.  Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(c)(ii).  In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower’s account.  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 2.2.  If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(c)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii)                               Request for Letters of Credit.  Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, and the expiry date (or extended expiry date) of the Letter of Credit.  Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit 1.1(c).  If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower.  The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the Letter of Credit (i) supports a transaction benefiting the Credit Parties (other than Holdings) or their wholly-owned Subsidiaries and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent.  The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                              Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be on a date that is not later than ten days prior to the Commitment Termination Date; provided, that a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive periods of up to twelve (12) months for each period; provided, further, that the L/C Issuer has the right to terminate such Letter of Credit on each such expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date.  Upon direction by Agent or Requisite Lenders, the L/C Issuer shall not renew any such Letter of Credit at any time during the continuance of an Event of Default; provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(c)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.  However, the foregoing shall not be construed to excuse an L/C Issuer from claims which Borrower may assert against the L/C Issuer subject to the terms of the Master Standby Agreement or the Master Documentary Agreement.

(vi)                              Obligations of L/C Issuers.  Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit.  Each L/C Issuer (other than GE Capital) further agrees to provide to Agent:  (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(d)                                 Funding Authorization.  The proceeds of all Loans made to the Borrower pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:  Bank of America, N.A.

ABA No.:  026-009-593

Bank Address:  Charlotte, North Carolina

Account No.:  3750357673

Reference:  Vertis, Inc.

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(e)                                  Term Loan A.  Each Term Loan A Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $50,000,000 (the “Term Loan A”).  The principal amount of the Term Loan A shall be due and payable in full, in cash in one installment, on the Commitment Termination Date; subject, however, to acceleration upon (or following) the occurrence of an Event of Default and during its continuation, or upon earlier termination of this Agreement, as provided for herein.  Amounts borrowed under this Section 1.1(e) and repaid may not be reborrowed.  The Term Loan A shall be evidenced by one or more promissory notes substantially in the form of Exhibit 1.1(e) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Loan A Note” and, collectively, the “Term Loan A Notes”), and, except as any such Lender may elect pursuant to Section 1.7, the Borrower shall execute and deliver each Term Loan A Note to the applicable Term Loan A Lender.  Each Term Loan A Note shall represent the obligation of Borrower to pay the amount of the applicable Term Loan A Lender’s Term Loan Commitment, together with interest thereon.

(f)                                    Term Loan B.  Each Term Loan B Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $200,000,000 (the “Term Loan B”).  The principal amount of the Term Loan B shall be due and payable in full, in cash in one installment, on the Commitment Termination Date; subject, however, to acceleration upon (or following) the occurrence of an Event of Default and during its continuation, or upon earlier termination of this Agreement, as provided for herein.  Amounts borrowed under this Section 1.1(f) and repaid may not be reborrowed.  The Term Loan B shall be evidenced by one or more promissory notes substantially in the form of Exhibit 1.1(f) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Loan B Note” and, collectively, the “Term Loan B Notes”), and, except as any such Lender may elect pursuant to Section 1.7, the Borrower shall execute and deliver each Term Loan B Note to the applicable Term Loan B Lender.  Each Term Loan B Note shall represent the obligation of Borrower to pay the amount of the applicable Term Loan B Lender’s Term Loan Commitment, together with interest thereon.

1.2.                              Interest and Applicable Margins.

(a)                                  Borrower shall pay interest to Agent, for the ratable benefit of Lenders, with respect to the various Loans (other than Letter of Credit Obligations) made by each Lender

(or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates with respect to (i) Revolving Credit Advances that are Index Rate Loans, the Index Rate plus the Applicable Revolver Index Margin per annum, (ii) Revolving Credit Advances that are LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, (iii) the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum, (iv) the Term Loan A, the Index Rate plus the Applicable Term Loan A Index Margin per annum, or at the request of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan A LIBOR Margin per annum and (v) the Term Loan B, the Index Rate plus the Applicable Term Loan B Index Margin per annum, or at the request of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan B LIBOR Margin per annum.

The Applicable Margins with respect to Revolving Credit Advances and Letter of Credit Obligations, whether incurred on or after the date hereof, Term Loan A and Term Loan B are as follows:

Applicable Revolver Index Margin	1.75%
Applicable Revolver LIBOR Margin	2.75%
Applicable L/C Margin	2.75%
Applicable Term Loan A Index Margin	4.50%
Applicable Term Loan A LIBOR Margin	5.50%
Applicable Term Loan B Index Margin	1.75%
Applicable Term Loan B LIBOR Margin	3.00%

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)                                 So long as an Event of Default has occurred and is continuing under Section 7.1(a) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the interest rates applicable to the Loans and the Letter of Credit and Unused Line Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and all other outstanding Obligations which are past due shall bear interest at the then applicable Index Rate applicable to such other Obligations plus the Default Rate.  Interest, Unused Line Fees and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)                                  Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 1.3(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance that is to bear interest at the LIBOR Rate (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).  No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f)                                    Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3.                              Fees.

(a)                                  Fee Letter.  Borrower shall pay to GE Capital, individually, and GE Capital Markets, Inc. (“GECM”) the Fees specified in that certain fee letter, dated as of July 8, 2008, among Borrower, GE Capital and GECM (the “GE Capital Fee Letter”), at the times specified for payment therein.

(b)                                 Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each calendar month prior to the Commitment Termination Date, commencing with the first calendar month following the Closing Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds in an amount equal to one-half of one percent (0.50%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due.

(c)                                  Letter of Credit Fee.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of reasonable, documented, out-of-pocket costs and expenses otherwise payable to Agent or Lenders hereunder, all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, commencing with the first calendar month following the Closing Date, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each calendar month and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)                                 LIBOR Breakage Costs.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e)                                  Expenses and Attorneys’ Fees.  Borrower agrees to pay all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including, without duplication, reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors, including, without limitation, any operations consultant and any financial advisor engaged by Agent) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers and including any Field Examinations, Non-Real Estate Fixed Asset Appraisals and Real Estate Appraisals; provided, however, that Borrower shall not be required to pay any fees, costs or expenses incurred by Agent in connection with any Field Examinations, Non-Real Estate Fixed Asset Appraisals or Real Estate Appraisals conducted within six (6) months following the Closing Date unless an Event of Default shall have occurred.  Borrower agrees to promptly pay reasonable documentation charges assessed by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s internal legal staff.  Borrower agrees to promptly pay, without duplication, all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors, including, without limitation, any operations consultant and any financial advisor engaged by Agent) incurred by Agent in connection with any (i) amendment, waiver or consent requested by a Credit Party with respect to the Loan Documents, (ii) Event of Default, (iii) action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, or (iv) any of the matters set forth in the preceding sentence.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4.                              Receipt of Payments.

(a)                                  All payments by Borrower of the Obligations shall be made without further order of the Bankruptcy Court (i.e., other than the Interim Order or the Final Order) and without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified below (the “Collection Account”) or such other place as Agent may from time to time designate in writing.

ABA No. 021-001-033

Account Number 502-79-791

Deutsche Trust Company Americas

New York, New York

ACCOUNT NAME: General Electric Capital Corporation-GSF

Reference:  CFN8891 Vertis, Inc.

(b)                                 Borrower shall make each payment under this Agreement not later than 4:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  All payments by Borrower of the Obligations shall be made in Dollars.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 4:00 p.m. New York time.  Payments received into the Collection Account after 4:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(c)                                  Borrower hereby authorizes Lenders to make Revolving Credit Advances or Swing Line Advances for the payment of interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(e) or 7.3; provided, that so long as no Event of Default has occurred and is continuing, expense reimbursements pursuant to Section 1.3(e) shall be payable 10 days after notice thereof to Borrower (and otherwise such expense reimbursements shall be payable upon demand).

1.5.                              Prepayments.

(a)                                  Voluntary Prepayments of Loans.  At any time, Borrower may prepay the Term Loans, in whole or in part, without premium or penalty subject to LIBOR Breakage Costs, if applicable, and after the Term Loans have been repaid in full, Borrower may prepay the Revolving Loan, in whole or in part, and permanently reduce the Revolving Loan Commitment by a corresponding amount; provided, that voluntary prepayments are accompanied by (A) accrued interest on the amount prepaid to the date of the prepayment and (B) the payment of LIBOR Breakage Costs, if applicable.  Prepayments of the Term Loan shall be applied in accordance with Section 1.5(d).  For the avoidance of doubt, Borrower may borrow and repay Revolving Credit Advances from time to time in accordance with the terms and conditions of this Agreement without any corresponding permanent reduction in the Revolving Loan Commitment.

(b)                                 Prepayments from Asset Dispositions.

(i)                                     Subject to clause (iii) below, immediately upon receipt of any Net Proceeds, Borrower shall prepay the Loans in an amount equal to 100% of such Net Proceeds.

(ii)                                  Notwithstanding anything to the contrary in this Agreement (but subject to clause (iii) below), payments from (a) insurance proceeds or (b) condemnation proceeds, in each case, from casualties or losses to Collateral shall be used to prepay the Loans in accordance with Section 1.5(b)(i).  To the extent such prepayments exceed the then outstanding principal balance of the Loans, they shall be returned to Borrower subject to the Interim Order or the Final Order, as applicable.

(iii)                               Borrower or its Subsidiaries may reinvest up to $5,000,000 in the aggregate of Net Proceeds, insurance proceeds and condemnation proceeds in any Fiscal Year in fixed assets, within ninety (90) days after receipt of such Net Proceeds, insurance proceeds and condemnation proceeds.  If the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, insurance proceeds and condemnation proceeds (as applicable), Borrower shall prepay the Loans in an amount equal to any such Net Proceeds, insurance proceeds and condemnation proceeds (as applicable) not reinvested in accordance with Section 1.5(d).

(c)                                  Prepayments from Issuance of Debt and Equity Issuances.  Immediately upon the receipt by Holdings, Borrower or any of their Subsidiaries of the proceeds of (i) the issuance of Stock, or (ii) the incurrence of Indebtedness by Holdings, Borrower or any of its Subsidiaries (other than Indebtedness permitted under Section 5.1), Borrower shall prepay the Loans in an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable, documented, out-of-pocket costs associated therewith.  The payments shall be applied in accordance with Section 1.5(d).

(d)                                 Application of Proceeds.  With respect to any prepayments of the Term Loans made by Borrower pursuant to Section 1.5(a), such prepayments shall be applied to the outstanding principal balance of the Term Loans ratably as to the outstanding principal balance of Term Loan A and the outstanding principal balance of Term Loan B.  With respect to any prepayments made by Borrower pursuant to Sections 1.5(b) or (c), such prepayments shall be applied (in each case, on a pari passu basis, to any liquidated, non-contingent outstanding balance of the Pre-Petition Lender Expense Claims) (i) with respect to the proceeds of that portion of the assets at issue that comprise all or a portion of the Borrowing Base, first, to that portion of the outstanding principal balance of the Swing Line Advances attributable to those Swing Line Advances made on account of the applicable assets, which application shall effect a permanent reduction to the Revolving Loan Commitment, second, to that portion of the outstanding principal balance of the Revolving Credit Advances attributable to those Revolving Credit Advances made on account of the applicable assets, which application shall effect a permanent reduction to the Revolving Loan Commitment, third, to the outstanding principal balance of the Term Loans ratably as to the outstanding principal balance of Term Loan A and the outstanding principal balance of Term Loan B, and fourth, to cash collateralize Letters of Credit as provided in Section 1.5(e); (ii) with respect to the proceeds of that portion of the assets at issue that comprise all or a portion of the Pre-Petition Borrowing Base other than Accounts (the proceeds of which Accounts shall be subject to the preceding clause (i)), first, to the outstanding principal balance of Term Loan B, second, to the outstanding principal balance of Term Loan A, third, to the outstanding principal balance of the Swing Line Advances, which shall effect a permanent reduction to the Swing Line Commitment and the Revolving Loan Commitment, fourth, to the outstanding principal balance of the Revolving Credit Advances, which shall effect a permanent reduction to the Revolving Loan Commitment, and fifth, to cash collateralize Letters of Credit as provided in Section 1.5(e); and (iii) with respect to the proceeds of that portion of the assets at issue that do not comprise all or a portion of the Borrowing Base or the Pre-Petition Borrowing Base, first, to the outstanding principal balance of the Term Loans ratably as to the outstanding principal balance of Term Loan A and the outstanding principal balance of Term Loan B, second, to the outstanding principal balance of the Swing Line Advances, which shall effect a permanent reduction to the Swing Line Commitment and the Revolving Loan Commitment, third, to the outstanding principal balance of the Revolving Credit Advances, which shall effect a permanent reduction to the Revolving Loan Commitment, and fourth, to cash collateralize Letters of Credit as provided in Section 1.5(e).  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner that minimizes any resulting LIBOR Breakage Costs.

(e)                                  Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated or Letters of Credit are required to be cash collateralized at any time pursuant to the terms of this Agreement, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

1.6.                              Maturity.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall become due and payable upon the Commitment Termination Date.  Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall be due and payable.

1.7.                              Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  the name and federal employer identification number of each Lender, all Advances and the Term Loans, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8.                              Yield Protection.

(a)                                  Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption or implementation after the date hereof of any law, treaty, directive, governmental (or quasi-governmental) rule, regulation, guideline or order, or any change in (or the interpretation, administration or application of) any of the same regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case adopted or implemented after the Closing Date, from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender against commitments made by it under this Agreement in connection with the making or financing of the Revolving Loan and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                                 Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation, administration or application thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan, at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each such LIBOR Loan shall automatically be converted into an Index Rate Loan.  If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR Rate and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any LIBOR Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then Borrower shall from time to time within thirty (30) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent itself or, for the account of (and Agent shall promptly pay over to) all such affected Lenders, as applicable, additional amounts sufficient to compensate the Agent and such Lenders for such increased cost or reduced amount; provided, that such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such assessment occurred more than ninety (90) days prior to the date such notice and demand is given to Borrower; provided, however, that if the event giving rise to such assessment has a retroactive effect, then such ninety (90) day period shall be extended to include the period of such retroactive effect.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

1.9.                              Taxes.

(a)                                  No Deductions.  Any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or any franchise or other tax in lieu thereof (including branch profits or similar taxes) of Agent or Lender by (i) the jurisdiction under the laws of which such Agent or Lender is organized or any political subdivision thereof, or (ii) the jurisdiction of such Agent’s or Lender’s applicable lending office or any political subdivision thereof) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.9), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)                                 Other Taxes.  In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and irrevocable value added taxes which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, transfer or assignment or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)                                  Foreign Lenders.

(i)                                     Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall deliver to each of the Borrower and Agent two duly completed copies of United States IRS Form W-8BEN, Form W-8ECI or Form W-8IMY or other applicable or successor form, certificate or document prescribed by the IRS or substitute therefor as applicable, certifying such Foreign Lender’s entitlement to receive payments under this Agreement and under the Notes free of any United States withholding tax (a “Certificate of Exemption”).  Each Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or Section 881(c) of the IRC with respect to payments of “portfolio interest” hereby represents and warrants to Borrower and Agent that, as of the date that it became a Lender, such Foreign Lender (i) is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (ii) is not a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iii) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC.  Each Foreign Lender further undertakes to deliver to each of Borrower and Agent renewals or additional copies of such Certificates of Exemption on or before the date that such Certificate of Exemption expires or becomes obsolete as may be reasonably requested by Borrower or Agent, and after the occurrence of any event requiring a change in the Certificate of Exemption so delivered by it, such additional forms or amendments thereto reflecting such change.  All Certificates of Exemption, additional forms or amendments thereto described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(ii)                                  For any period during which Foreign Lender has failed to provide Borrower with an appropriate Certificate of Exemption pursuant to clause (c)(i), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section 1.9 with respect to Taxes imposed by the United States; provided that, should Foreign Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a Certificate of Exemption required under clause (i), above, Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(d)                                 [Intentionally Omitted]

(e)                                  United States Lenders.  Each Lender that is a “United States person” (as such term is defined in IRC Section 7701(a)(30)) shall deliver to each of the Borrower and Agent two duly completed copies of United States IRS Form W-9.

(f)                                    Borrower Indemnification.  Borrower agrees to indemnify and hold harmless each Lender and Agent, and reimburse each such Lender or Agent (as the case may be) upon its written request, for the full amount of Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.9) levied or imposed and paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Additionally, Borrower agrees to pay additional amounts and to indemnify each Lender (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described under this Section 1.9 as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(g)                                 [Intentionally Omitted].

(h)                                 Lender Indemnification of Agent. If the IRS or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate Certificate of Exemption was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for Agent).

(i)                                     Evidence of Payments. As soon as practicable after any payment of Taxes and Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(j)                                     Survival. The agreements in this Section 1.9 shall survive the termination of this Agreement and the payment of the Obligations.

1.10.                        Priming and Super Priority Nature of Obligations and Lenders’ Liens. The priority of Lenders’ Liens on the Collateral and the superpriority administrative expense claims of Agent and Lenders shall be set forth in the Interim Order and the Final Order.

1.11.                        Payment of Obligations. Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable law, in accordance with provisions of the Interim Order and the Final Order, as applicable.

SECTION 2.
CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans, including to issue or cause to be issued Letters of Credit, are subject to satisfaction or waiver of all of the applicable conditions set forth below.

2.1.                              Conditions to Initial Loans. The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 2.2, subject to:

(a)                                  Loan Documents. Borrower and the Credit Parties shall have delivered all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex C, all in form and substance, or in a manner reasonably satisfactory to Agent and Lenders.

(b)                                 Consummation of Related Transactions. Agent shall have received fully executed copies of the Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

(c)                                  Acquisition. All documentation relating to the Acquisition shall have been completed in form and substance reasonably satisfactory to Agent. All such documentation shall be in form and substance satisfactory to the Agent (it being understood that the Agent is satisfied with the Merger Agreement). All conditions precedent to the Acquisition required to have been met prior to or upon the commencement of the Prepackaged Chapter 11 Cases shall have been met (or waived with the written consent of Agent).

(d)                                 Restructuring. All documentation relating to the Restructuring, including all bondholder and noteholder and other interested party consents and approvals, shall have been completed in form and substance satisfactory to the Agent. All such documentation shall be on terms and conditions acceptable to the Agent (it being understood that the Restructuring Agreement and the Ancillary Noteholder Agreements are acceptable to the Agent). All conditions precedent to the Restructuring required to have been met prior to or upon the commencement of the Prepackaged Chapter 11 Cases shall have been met (or waived with the written consent of the Agent).

(e)                                  Absence of Litigation. Except as may be stayed by the Prepackaged Chapter 11 Cases, there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on Holdings, Borrower, the Acquired Business, their respective subsidiaries, taken as a whole, the transactions, this Agreement or any of the other transactions contemplated hereby.

(f)                                    No Material Adverse Effect. Since December 31, 2007, and except for the filing of the Prepackaged Chapter 11 Cases and as otherwise disclosed, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or property of Holdings, Borrower, the Acquired Business and their respective Subsidiaries, taken as a whole; (b) the ability of Borrower, the Acquired Business or any Guarantor to perform their respective obligations hereunder or under the Interim Order; and (c) the validity or enforceability hereof or of the Interim Order or the rights and remedies of Agent, the Lenders and the other secured parties hereunder or under the Interim Order.

(g)                                 Receipt of Interim Financial Statements. Agent shall have received and be satisfied with, to the extent available, interim unaudited monthly financial statements of Holdings and its subsidiaries, including Borrower, for each month ending after April 30, 2008.

(h)                                 Receipt of Business Plans. Agent shall have received and be satisfied with (i) a pro forma estimated balance sheet of Holdings and its subsidiaries, including Borrower, at the Petition Date after giving effect to the transactions contemplated by the Restructuring Agreement and the Merger Agreement, (ii) the Approved Budget (i.e., for the first 13 weeks after the commencement of the Prepackaged Chapter 11 Cases) and (iii) the Business Plan.

(i)                                     Outstanding Debts and Liens. Agent shall be satisfied that: (i) all outstanding non-contingent obligations under the A/R Securitization Facility shall have been repaid in full in cash with proceeds of the initial Loans hereunder, and the A/R Securitization Facility shall have been terminated; and (ii) all Pre-Petition Revolving Credit Advances and Pre-Petition Letter of Credit Obligations shall have been repaid (or, as applicable, cash collateralized) in full in cash with proceeds of the Term Loan B.

(j)                                     Revolving Loan Outstandings and Borrowing Availability. On the date of entry of the Interim Order in the Prepackaged Chapter 11 Cases and on the Closing Date, after giving effect to the Related Transactions and the other transactions contemplated in this Agreement, no more than $50,000,000 will be outstanding under the Term Loan A, no more than $200,000,000 will be outstanding under the Term Loan B and no more than $95,000,000 (including issued Letters of Credit) will be outstanding under the Revolving Loan; and Borrower shall have Borrowing Availability of at least $1,000,000.

(k)                                  Interim Order. Entry by the Bankruptcy Court of the Interim Order, by no later than 5 days after the Petition Date in form and substance satisfactory to Lenders, among other things, (x) approving the transactions contemplated hereby, (y) granting a first priority perfected security interest in the Collateral subject only to the Carve-Out, the Pari Passu Replacement Liens and the Non-Primed Liens, and (z) modifying the automatic stay to permit the creation and perfection of Lenders’ Liens and, subject to the conditions set forth in the Interim Order, vacating the automatic stay to permit enforcement of Lenders’ default-related rights and remedies under this agreement, the other Loan Documents and applicable law.

(l)                                     Bankruptcy Court Orders. The entry of all orders described or referred to herein shall have been upon proper notice as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable bankruptcy rules.

(m)                               Plan Confirmation Deadline. No later than July 18, 2008, the Borrower shall have obtained from the Bankruptcy Court an order, in form and substance acceptable to Agent, scheduling the hearing to consider confirmation of the Plan of Reorganization to take place no later than the deadline for the confirmation of the Plan of Reorganization set forth in Section 8.04(d) of the Restructuring Agreement (as such deadline may be and actually is extended pursuant to the terms and conditions thereof) (the “Confirmation Deadline”).

2.2.                              Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)                                  any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)                                 any Default or Event of Default has occurred and is continuing or would result, after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)                                  after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed remaining Borrowing Availability (except as provided in Section 1.1(b)(ii));

(d)                                 the Advance requested would cause the aggregate outstanding amount of the Loans and/or Letter of Credit Obligations to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be, or any order modifying, reversing, staying or vacating either such order shall have been entered; or

(e)                                  (i) the Interim Order or the Final Order, as the case may be, shall have been vacated, stayed, reversed, modified or amended without Lenders’ consent or shall otherwise not be in full force and effect, or (ii) an appeal of either such order shall have been timely filed and such order is subject to a stay pending appeal.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 3.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and remain true, correct and complete until the Termination Date with respect to all Credit Parties:

3.1.                              Organization, Powers, Capitalization and Good Standing.

(a)                                  Organization and Powers. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and (in relation to Domestic Subsidiaries) in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 3.1(a). Subject to the entry of the Interim Order (or the Final Order, as applicable), each of the Credit Parties and each of their material Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur and/or guarantee the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b)                                 Capitalization. As of the Closing Date:  (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries (other than Holdings) is as set forth on Schedule 3.1(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than Permitted Encumbrances and those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties (other than Holdings) and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties is set forth on Schedule 3.1(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 3.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Holdings) or any of their Subsidiaries of any Stock of any such entity.

(c)                                  Binding Obligation. Subject to the entry of the Interim Order (or the Final Order, as applicable), this Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as may be limited by the effects of general principles of equity.

3.2.                              Disclosure. No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 3.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

3.3.                              No Material Adverse Effect. Since December 31, 2007, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which have had or would reasonably be expected within the next twelve (12) months to have a Material Adverse Effect other than the commencement of the Prepackaged Chapter 11 Cases.

3.4.                              No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.5.                              Financial Statements and Financial Projections . All Financial Statements concerning Holdings, Borrower and their Subsidiaries on a consolidated basis (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a)                                  The consolidated balance sheets at December 31, 2007 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by Deloitte & Touche LLP.

(b)                                 The consolidated balance sheet at April 30, 2008 and the related statement of income of Holdings and its Subsidiaries for the four (4) months then ended.

The Financial Projections and Approved Budget delivered on or prior to the Closing Date and the updated Approved Budgets delivered pursuant to Section 6.2(h) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of their business.

3.6.                              Use of Proceeds; Margin Regulations.

(a)                                  No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b)                                 (i)                                     Borrower shall use the proceeds of Term Loan A available upon entry of the Interim Order and a portion of the proceeds from the Revolving Credit Advances to finance the A/R Purchase; provided, however, that all indemnification obligations of Borrower and Guarantors under the A/R Securitization Facility shall survive and Borrower shall agree to assume all indemnification obligations owed under the A/R Securitization Facility by Vertis

Receivables, in each case in form and substance acceptable to the Securitization Provider (the “Surviving A/R Obligations”); and, provided, further, that, the A/R Obligations Pre-Petition Lien shall survive and continue to encumber the Purchased Facility Assets.

(ii)                                  Borrower shall use the proceeds of Term Loan A first made available upon the entry of the Final Order to repay a portion of the then outstanding Revolving Credit Advances equal to the amount of such proceeds (without any corresponding reduction to the Revolving Loan Commitments).

(iii)                               Borrower shall use the necessary proceeds of Revolving Credit Advances necessary to pay Surviving A/R Obligations (whether incurred prior or subsequent to the Petition Date and at the time and in the manner due under the A/R Securitization Facility).

(iv)                              Borrower shall use the proceeds of Term Loan B, upon the entry of the Interim Order, (A) to pay (or, as applicable, cash collateralize) in full in cash the outstanding balance of the Pre-Petition Revolving Credit Advances, (B) to provide cash collateral for the Pre-Petition Letters of Credit in an amount equal to 102% of the face amount of such Pre-Petition Letters of Credit, and (C) to the extent that there are available any proceeds of the Term Loan B following the satisfaction of the obligations described in the preceding clauses (A) and (B), to repay a portion of the then outstanding Revolving Credit Advances equal to the amount of such remaining proceeds (without any corresponding reduction to the Revolving Loan Commitments). The cash collateral described in clause (B) of the preceding sentence shall be used to reimburse the issuer of any Pre-Petition Letters of Credit for any amounts that such issuer is required to pay in the event that any Pre-Petition Letters of Credit are drawn and for any related fees and expenses of such issuer. Upon the expiration or termination of each Pre-Petition Letter of Credit, any related remaining cash collateral in respect of such Pre-Petition Letter of Credit shall be used to repay a portion of the then outstanding Revolving Credit Advances equal to the amount of such remaining proceeds (without any corresponding reduction to the Revolving Loan Commitments).

(v)                                 Borrower shall use the necessary proceeds of Revolving Credit Advances necessary to pay Pre-Petition Agreement Expenses at the time and in the manner due under the Pre-Petition Loan Documents.

(vi)                              Borrower may also use the proceeds of Revolving Credit Advances to (A) make adequate protection payments set forth in the Interim Order and the Final Order and adequate protection interest payments at the non-default contractual rate in respect of the term loan under the Pre-Petition Credit Agreement and such other adequate protection payments of other pre-petition debt as are acceptable to Agent; (B) pay administrative expenses for goods and services (including capital expenditures) in the ordinary course of business (other than fees and expenses of professional persons) and to the extent set forth on the Approved Budget; (C) pay amounts owing to Agent and Lenders hereunder; (D) prior to an Event of Default, pay (x) professional fees and expenses in accordance with Section 5.05 of the Restructuring Agreement and (y) ordinary course indenture trustee fees and expenses pursuant to the existing terms of the indentures governing the Vertis 2003 Senior Notes, the Vertis Senior Notes and/or the Vertis Senior Subordinated Notes; and (E) prior to an Event of Default, pay fees and expenses of professionals retained by Borrower or the Committee (if any), to the extent set forth in the

Approved Budget and subject to such exceptions and other agreements as may be agreed to by Agent and Lenders, to the extent such professional fees and expenses are approved by final order of the Bankruptcy Court; provided, however, that Borrower and Guarantors shall consult with Agent as to the form of any interim compensation procedures order that they submit to the Bankruptcy Court and that, in any event, any such order shall preserve Agent’s right to review and object to any monthly, interim or final request for the payment of fees or reimbursement of expenses submitted to the Bankruptcy Court; provided, however, that Borrower and Guarantors shall be prohibited from making any payment under the Interim Order or the Final Order (whether on account of adequate protection, reimbursement of professional or indenture trustee fees and expenses or otherwise) until the Pre-Petition Revolving Credit Advances have been repaid in full in cash and the Pre-Petition Letter of Credit Obligations have been repaid or cash collateralized in full in cash.

(c)                                  None of the Credit Parties is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.7.                              Brokers. As of the Closing Date, no broker or finder acting on behalf of any Credit Party or any Subsidiary thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or any Subsidiary thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.8.                              Compliance with Laws. Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

3.9.                              Intellectual Property. As of the Closing Date, each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries, if any, and all such material Intellectual Property is identified on Schedule 3.9. As of the Closing Date, except as disclosed in Schedule 3.9, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

3.10.                        Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 3.10, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law that would reasonably be expected to result in any Material Adverse Effect.

3.11.                        Employee Matters. As of the Closing Date, except as set forth on Schedule 3.11, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act, to the extent applicable, and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on Schedule 3.11, no Borrower nor any of their Subsidiaries are party to an employment contract with any executive officer.

3.12.                        Litigation; Adverse Facts. Except as set forth on Schedule 3.12, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries that would reasonably be expected to result in any Material Adverse Effect.

3.13.                        Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 3.13 constitutes all of the material real property owned, leased or subleased by any Credit Party or any of its Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and has a valid leasehold interest in all of its leased Real Estate, all as described on Schedule 3.13, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been provided or made available to Agent except, in each case, for such failures as would not reasonably be expected to result in any Material Adverse Effect. Schedule 3.13 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its personal property and assets except, in each case, for such failures as would not reasonably be expected to result in any Material Adverse Effect. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances. As of the Closing Date, Schedule 3.13 also describes any purchase options, rights of first refusal or other similar material contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any damage by fire or other casualty loss that would reasonably be expected to result in any Material Adverse Effect or that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except for permits which the failure to possess would not reasonably be expected to result in any Material Adverse Effect.

3.14.                        Environmental Matters.

(a)                                  Except as set forth in Schedule 3.14, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to materially adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate where such Release could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to be in excess of $250,000 in the aggregate, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state or foreign law statutes or regulations, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state or foreign law statutes or regulations that could reasonably be expected to result in Environmental Liabilities in excess of $250,000; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries.

(b)                                 Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not, through the provisions of the Loan Documents or otherwise, influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

3.15.                        ERISA.

(a)                                  Schedule 3.15 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. As of the Closing Date, copies of all such listed Plans other than Multiemployer Plans as defined in ERISA Section 3(37)(A), together with a copy of the latest form IRS/DOL 5500-series for each such Plan (other than such Multiemployer Plans) have been provided or made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)                                 As of the Closing Date, except as set forth in Schedule 3.15: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liabilities to the Credit Parties and their ERISA Affiliates in excess of $500,000; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability in excess of $500,000 as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the S&P or an equivalent rating by another nationally recognized rating agency.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party, (A) that is required by applicable law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in compliance with applicable law regarding funding requirements except to the extent permitted under applicable law and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; and (iii) no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Credit Parties or any Subsidiary of a Credit Party could reasonably be expected to have a Material Adverse Effect.

3.16.                        Deposit and Disbursement Accounts. Schedule 3.16 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, other than accounts that have an average daily balance for the immediately preceding 30-day period of less than $500,000 in the aggregate for all such accounts and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.17.                        Agreements and Other Documents. On or prior to the Closing Date, each Credit Party has provided or made available to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 3.17:  supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any material Indebtedness or material Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

3.18.                        Insurance. Each Credit Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition all material properties, if any, as set forth in Section 4.2 and maintains all insurance described in such Section. Schedule 3.18 lists all insurance policies maintained, as of the Closing Date, for current occurrences by each Credit Party.

3.19.                        Taxes and Tax Returns.

(a)                                  As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being or about to be contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, except where the failure to file Tax Returns or pay Taxes would not have a Material Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(b)                                 None of the Credit Parties has been notified that either the IRS, or any other Governmental Authority, has raised, or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

(c)                                  It is not necessary that this Agreement or any other Loan Document be filed, registered, recorded or enrolled in connection with any Taxes with any court, public office or other authority in any jurisdiction or that any ad valorem stamp duty, stamp duty, documentary, registration or similar tax or duty be paid on the execution or delivery of this Agreement or any other Loan Document.

3.20.                        Senior Indebtedness and Designated Senior Indebtedness. This Agreement, the credit facilities created hereunder and all present and future Obligations constitute the “Senior Credit Facility,” “Senior Indebtedness,” “Secured Indebtedness,” “Subsidiary Guarantor Senior Indebtedness” and “Designated Senior Indebtedness,” as applicable, under and as such terms are defined in the 2003 Senior Secured Debt Documents, the 2002 Senior Debt Documents, the Mezzanine Debt Documents, the February 2003 Senior Subordinated Debt Documents, the Senior Subordinated Debt Documents and any other Subordinated Debt documents. Without limiting the foregoing, all present and future Obligations are hereby designated as “Senior Indebtedness” and “Designated Senior Indebtedness” in each case as such terms are used in the 2003 Senior Secured Debt Documents, the 2002 Senior Debt Documents, the Mezzanine Debt Documents, the February 2003 Senior Subordinated Debt Documents, the Senior Subordinated Debt Documents and any other Subordinated Debt documents.

3.21.                        Reorganization Matters.

(a)                                  The Prepackaged Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order will be given. Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)                                 After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Prepackaged Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out.

(c)                                  After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve-Out, the Pari Passu Replacement Liens and the Non-Primed Liens.

(d)                                 The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended without the Agent’s and Lenders’ consent.

SECTION 4.
AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

4.1.                              Compliance With Laws and Contractual Obligations. Except for obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying, each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 4.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 5.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

4.2.                              Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent. Each Credit Party will maintain business interruption insurance providing coverage consistent with that in place on the Closing Date. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders provided, that, in the event that no Default or Event of Default has occurred and is continuing and that no mandatory prepayment is required under the terms of this Agreement, Agent shall with reasonable promptness return any proceeds so received by Agent to the Borrower, and (ii) cause Agent and each Lender to be named as additional insureds in the case of all liability insurance. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

4.3.                              Field Examination; Fixed Asset Appraisal; Lender Meeting. Each Credit Party shall permit any authorized representatives of Agent to conduct a field examination of any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (a “Field Examination”).Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Examination at such Lender’s expense. In addition to the foregoing, each Credit Party shall permit any authorized representatives of Agent to conduct Fixed Asset Appraisals subject to and upon the terms and conditions set forth in Section 6.2(g) hereof. In addition to the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at a mutually agreeable location and time. Notwithstanding the foregoing, the Credit Parties shall not be required to permit Agent to conduct any Field Examinations or Fixed Asset Appraisals within six (6) months following the Closing Date unless an Event of Default shall have occurred.

4.4.                              Organizational Existence. Except as occasioned by the Prepackaged Chapter 11 Cases, and as otherwise permitted by Section 5.6, each Credit Party will and will cause its material Subsidiaries, if any, to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business; provided, however, that nothing in this Section 4.4 shall prevent the dissolution of any Subsidiary that is not a Credit Party hereunder, or withdrawal by Holdings or any of its Subsidiaries of any Subsidiary’s qualification to do business in any jurisdiction (other than its jurisdiction of organization) where such dissolution or withdrawal would not reasonably be expected to have a Material Adverse Effect, or the withdrawal of the qualification to do business in any jurisdiction of any Subsidiary that is not a Credit Party hereunder.

4.5.                              Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to (x) have a Material Adverse Effect or (y) result in Environmental Liabilities in excess of $1,000,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then such Credit Party and its Subsidiaries, as applicable, shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater to assess such potential violations, Environmental Liabilities, or Releases, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if such Credit Party or Subsidiary, as applicable, fail to perform (or cause performance of) any environmental audit under Section 4.5(d)(i) above within a reasonable time after receiving a written request from Agent, the Credit Parties shall permit Agent or its representatives to have reasonable access to all Real Estate, to the extent that the Credit Parties have control and authority to permit access to such Real Estate, for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations.

4.6.                              Landlords’ Agreements and Mortgagee Agreements. As reasonably requested by Agent and to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Interim Order or the Final Order, as applicable, or in existing contractual arrangements, each Credit Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located (other than locations (i) outside the U.S. or (ii) containing Collateral in an aggregate amount not to exceed $1,500,000 for each individual location or for all such locations not to exceed $2,500,000 in the aggregate), which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased, owned or where Collateral is stored or located as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter or (if there is no existing contractual arrangement with respect to providing collateral access) entry of the Final Order providing for collateral access as of the Closing Date (or, if later, as of the date such location is acquired, leased or Collateral stored or located), the Eligible Inventory at that location shall, in Agent’s reasonable discretion, be subject to such Reserves as may be established by Agent in its reasonable credit judgment.

4.7.                              Further Assurances.

(a)                                  Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b)                                 In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date, such Credit Party shall, upon request of Agent, deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c)                                  After the date hereof, each Credit Party shall (i) cause each Person, upon its becoming a Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Subsidiary, other than Excluded Foreign Subsidiaries. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

4.8.                              Payment of Taxes. Each Credit Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings or other appropriate actions diligently conducted and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP and deemed appropriate by such Credit Party and its independent public accountants.

4.9.                              Cash Management Systems. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements providing for full cash dominion with respect to each U.S. deposit account maintained by Borrower or any Subsidiary of Borrower as of or after the Closing Date (other than (a) any payroll account so long as such payroll account either (i) is a zero balance account or (ii) does not contain any amounts in excess of payroll due and payable within four (4) Business Days, (b) accounts funded solely to pay sales and use tax, and any such funds are so used within two (2) Business Days, (c) accounts which individually and in the aggregate at all times have a balance of less than $150,000 and (d) accounts in the name of Borrower or any other Credit Party that hold cash of its customers in a fiduciary capacity). Each such deposit account control agreement shall be in form and substance reasonably satisfactory to Agent.

4.10.                        Covenants Regarding Accounts. In the ordinary course of its business, each Credit Party processes its Accounts in a manner such that each payment received by such Credit Party in respect of an Account is allocated to a specifically identified invoice, which invoice corresponds to a particular Account owing to such Credit Party.

SECTION 5.
NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

5.1.                              Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 5.4) except:

(a)                                  Indebtedness described on Schedule 5.1;

(b)                                 the Obligations, the Surviving A/R Obligations, the Adequate Protection Obligations, the Pre-Petition Term Loans and the 2003 Senior Secured Notes Adequate Protection Obligations;

(c)                                  intercompany Indebtedness arising from loans made in the ordinary course of business by any Credit Party (other than Holdings) (i) to any other Credit Party (other than Holdings) or (ii) to any other Subsidiary in an amount not to exceed $500,000 in aggregate principal amount at any time outstanding; provided, that, upon the request of Agent at any time, such Indebtedness shall be evidenced by unsecured promissory notes (each, an “Intercompany

Note”), the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(d)                                 Subordinated Debt of Holdings and Borrower issued pursuant to the February 2003 Senior Subordinated Notes as in existence as of the Closing Date in an amount not to exceed $293,500,000 in aggregate principal amount at any time outstanding;

(e)                                  the 2002 Senior Debt of Borrower issued pursuant to the 2002 Senior Debt Documents as in existence on the Closing Date in an amount not to exceed $350,000,000 in aggregate principal amount at any time outstanding;

(f)                                    the 2003 Senior Secured Debt of Borrower issued pursuant to the 2003 Senior Secured Debt Documents as in existence as of the Closing Date in an amount not to exceed $350,000,000 in aggregate principal amount at any time outstanding;

(g)                                 the Mezzanine Debt of Holdings issued pursuant to the Mezzanine Debt Documents or other mezzanine debt of Holdings issued on terms and conditions substantially similar to those set forth in the Mezzanine Debt Documents in an amount not to exceed $147,500,000 in aggregate principal amount at any time outstanding (as (x) increased as a result of the issuance of any additional Mezzanine Debt to pay-in-kind any regularly accruing interest on then outstanding Mezzanine Debt in accordance with the terms of the Mezzanine Debt Documents (including interest, which, but for the occurrence of a Default or Event of Default, would be payable in cash) and (y) reduced by any repayments of principal thereof);

(h)                                 Indebtedness not to exceed $10,000,000 in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(i)                                     Accrued expenses and current trade accounts payable incurred in the ordinary course of business;

(j)                                     Indebtedness under Interest Rate Protection Agreements reasonably related to outstanding floating or fixed rate debt permitted under this Agreement entered into for non-speculative purposes;

(k)                                  Guaranties of Holdings or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which Holdings or any of its Subsidiaries is the lessee, so long as such lease is otherwise permitted hereunder;

(l)                                     intercompany Indebtedness that may be deemed to exist by and among the Credit Parties (and solely by and among the Credit Parties) pursuant to the Tax Sharing Agreement;

(m)                               Obligations of any Subsidiary of Holdings incurred with respect to performance bonds and/or fidelity bonds required to be furnished by such Subsidiary in connection with contracts entered into by such Subsidiary in the ordinary course of its business, so long as the aggregate amount of outstanding obligations at any time pursuant to this clause (m) does not exceed $1,000,000;

(n)                                 Indebtedness of Borrower and/or its Subsidiaries under Currency Agreements, in each case so long as the respective Currency Agreement is reasonably related to revenues or payments of Borrower and/or its Subsidiaries in the respective currency subject to the Currency Agreement and is entered into for non-speculative purposes; and

(o)                                 any other unsecured Indebtedness of the Credit Parties not to exceed $1,000,000 in an aggregate principal amount at any time outstanding.

Notwithstanding the foregoing, no Indebtedness (other than the Pre-Petition Lender Expense Claims and Indebtedness permitted under Section 5.1(h)) permitted under Section 5.1 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agent and the Lenders as set forth herein and in the Interim Order and Final Order.

5.2.                              Liens and Related Matters.

(a)                                  No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 5.2); provided, that, the provisions of this Section 5.2(a) shall not prevent the creation, incurrence, filing, assumption or existence of the following subject to the priorities provided in the Interim Order or the Final Order, as applicable:

(i)                                     Liens placed after the Petition Date and in accordance with the Bankruptcy Code upon assets used in the ordinary course of business of Holdings or any of its Subsidiaries at the time of acquisition thereof by Holdings or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (i) shall not at any time exceed the amount permitted by Section 5.1(h), and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Holdings or such Subsidiary;

(ii)                                  Liens in favor of customs and revenue authorities arising after the Petition Date as a matter of law or regulation and in accordance with the Bankruptcy Code to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes; and

(iii)                               the Pre-Petition Lender Replacement Liens, the Securitization Provider Replacement Lien, the 2003 Senior Secured Notes Replacement Lien and the Non-Primed Liens.

The prohibition provided for in this Section 5.2 specifically includes, without limitation, any effort by Borrower, any Committee, or any other party-in-interest in any Prepackaged Chapter 11 Case to prime or create pari passu to any claims, Liens or interests of Agent and Lenders any

Lien (other than for the Carve-Out, the Non-Primed Liens and the Pari Passu Replacement Liens) irrespective of whether such claims, Liens or interests may be “adequately protected”.

(b)                                 No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale of disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; and (iii) restrictions on assignments or sublicensing of licensed Intellectual Property.

(c)                                  No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary other than the assets set forth on Schedule 5.8 and other than encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents; (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any of its Subsidiaries; and (iii) restrictions imposed by any holder of a Lien permitted under Section 5.2(a) on the transferability of any asset subject to such Lien.

5.3.                              Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)                                  Borrower and its Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent; provided that such Cash Equivalents are not subject to setoff rights;

(b)                                 Each Credit Party may make intercompany loans to other Credit Parties (other than Holdings) to the extent permitted under Section 5.1;

(c)                                  Each Credit Party may make equity contributions to other Credit Parties (other than Holdings);

(d)                                 Borrower and its Subsidiaries may each make non-cash Investments in any other Subsidiaries of the Borrower for the purpose of the extinguishment of intercompany Indebtedness solely through the offset of an intercompany receivable to an intercompany payable (i.e., no transfer or payment of cash consideration is permitted);

(e)                                  Credit Parties and their Subsidiaries may make loans and advances to employees, officers and directors, to the extent permissible by law, for moving, entertainment,

travel and other similar expenses in the ordinary course of business consistent with past practices;

(f)                                    Investments existing on the Closing Date, as set forth on Schedule 5.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(g)                                 each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business;

(h)                                 Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(i)                                     each of the Subsidiaries of Holdings may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms of such Subsidiary;

(j)                                     Borrower may enter into Interest Rate Protection Agreements to the extent permitted in Section 5.1(j);

(k)                                  any of the Credit Parties and/or their Subsidiaries may enter into Currency Agreements in accordance with the requirements contained in Section 5.1(n); and

(l)                                     Investments representing non-cash consideration received in accordance with Section 5.7.

5.4.                              Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                  Letter of Credit Obligations and the Pre-Petition Lender Expense Claims;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Closing Date and described in Schedule 5.4;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)                                  those arising with respect to customary indemnification obligations incurred in connection with transactions permitted hereunder;

(f)                                    those incurred in the ordinary course of business with respect to surety bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability;

(g)                                 those incurred with respect to Indebtedness permitted by Section 5.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this paragraph (g); and

(h)                                 any other Contingent Obligation not expressly permitted by clauses (a) through (g) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $500,000 and no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this paragraph (h).

5.5.                              Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                                  Each Credit Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business, operating expenses and payables owing by Holdings in the ordinary course of its business, and other similar corporate overhead costs and expenses; and

(b)                                 Subsidiaries of Borrower or any Guarantor may make Restricted Payments to the entity that is the direct owner of the equity of such wholly-owned Subsidiary.

In addition, and as otherwise approved by the Agent and provided in the Approved Budget, Borrower shall not make any payment on account of, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Pre-Petition Indebtedness other than, prior to the occurrence and during the continuance of an Event of Default, payment of (a) Pre-Petition employee wages, benefits and related employee taxes, (b) Pre-Petition sales, use and real property taxes, (c) Pre-Petition amounts due in respect of insurance financings, (d) amounts approved in accordance with other “first day” orders satisfactory to Agent, and (e) cure amounts satisfactory to agent under assumed leases and executory contracts).

5.6.                              Restriction on Fundamental Changes. Except as otherwise permitted by Section 4.4, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent (x) any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or (y) with the written consent of Agent (such consent not to be unreasonably withheld or delayed), any wholly-owned Subsidiary of Borrower may be merged with or into any other wholly-owned Subsidiary of Borrower (provided, that in the case of any such merger of a Domestic Subsidiary with a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person.

5.7.                              Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory in good faith to customers for fair value in the ordinary course of business; and dispositions of obsolete equipment not used or useful in the business; (b) sales, leases or other disposals of any assets in the ordinary course of business which, in the reasonable judgment of management, are (i) obsolete or worn out or (ii) are otherwise no longer used or useful in the conduct of such Credit Party’s business; (c) Borrower and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to or from third Persons or one another, so long as any such license by Borrower or any of its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the relevant Security Agreement and does not otherwise prohibit the granting of a Lien by Borrower or any of their respective Subsidiaries pursuant to such Security Agreement in the intellectual property covered by such license; (d) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met:  (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $5,000,000 in the aggregate; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) 90% of the consideration received is cash; (iv) the non-cash portion of the consideration received shall be evidenced by a promissory note, which promissory note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent as additional collateral security for the Obligations; (v) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(b)(i); provided, that the Net Proceeds of any Asset Disposition may be used to acquire assets in compliance with Section 1.5(b); (vi) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended quarter for which information is available; and (vii) no Default or Event of Default then exists or would result from such Asset Disposition; and (e) the sale, transfer or other disposition of any assets of (i) any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary; and (ii) any Credit Party (other than the Borrower) to any other Credit Party.

5.8.                              Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 5.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries; (d) loans to employees permitted in Section 5.3, (e) Restricted Payments permitted in Section 5.5 and the agreements pursuant to which such Restricted Payments are required to be made, (f) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (g) the guaranty of the Obligations by Credit Parties, (h) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to the Agent, (i) dividends may be paid to the extent provided in Section 5.5, (j) Investments may be made to the extent permitted by Section 5.3, (k) the transactions entered into between Holdings and its Subsidiaries, or between such Subsidiaries, shall be permitted to the extent expressly permitted by Section 5.6 and 5.7, (l) Borrower and any of its Subsidiaries may pay fees (including management, acquisition and other consulting fees) to Vertis or any Domestic Subsidiary that is a Guarantor, (m) any compensation paid to third-party independent outside directors, (m) intercompany Indebtedness permitted (and only to the extent permitted) pursuant to Section 5.1(c) and (l); (n) the Mezzanine Debt permitted (and only to the extent permitted) pursuant to Section 5.1(g); and (o) Investments permitted (and only to the extent permitted) pursuant to Section 5.3(b), (c), (d), (f), and (i).

5.9.                              Conduct of Business. Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents; provided, that Holdings may engage in those activities that (i) are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performance of its obligations under, this Agreement and the other Loan Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement and the other Loan Documents. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 5.9.

5.10.                        Changes Relating to Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its indebtedness permitted by Section 5.1(d), (e), (f), (g) or (h), including, without limitation, the Mezzanine Debt, the Senior Subordinated Debt, the February 2003 Senior Subordinated Debt, the 2002 Senior Debt and the 2003 Senior Secured Debt (or any indenture or other agreement, instrument or document in connection therewith), including, without limitation, any of the Subordinated Notes, if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due; (c) increase the principal amount of such Indebtedness; (d) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (e) change the redemption or prepayment provisions of such Indebtedness; (f) change the subordination provisions thereof, if any (or the subordination terms of any guaranty thereof); (g) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Credit Party or Lenders; or (h) increase the portion of interest payable in cash with respect to any

Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue without the consent of the Required Lenders.

5.11.                        Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

5.12.                        Press Release; Public Offering Materials. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents, other than the filing of this Agreement, the other Loan Documents or the Related Transactions Documents as exhibits to any public disclosure documents filed by Holdings or its Subsidiaries with the Securities and Exchange Commission (as required to do so under law) or the Bankruptcy Court, without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.

5.13.                        Subsidiaries. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary.

5.14.                        Deposit Accounts. The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts, unless, subject to the provisions of Section 4.9, Agent and the bank at which the account is to be opened enter into a Control Agreement regarding such deposit account pursuant to which such bank acknowledges the security interest of Agent in such deposit account, agrees to comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent from such Credit Party or Subsidiary, and agrees to subordinate and limit any security interest the bank may have in the deposit account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to Agent.

5.15.                        Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.16.                        ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

5.17.                        Sale-Leasebacks. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

5.18.                        No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it provided any such transaction is consistent with Credit Parties’ hedging policies existing as of the Closing Date, and provided, further, no Credit Party shall change any of its hedging policies existing as of the Closing Date.

5.19.                        Real Estate Purchases. No Credit Party shall purchase any fee simple ownership interests in Real Estate with an aggregate purchase price in excess of $1,000,000 for all such interests.

5.20.                        Prepayments of Other Indebtedness. Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, Borrower shall not, without the express prior written consent of Agent and Requisite Lenders or pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the filing of the Prepackaged Chapter 11 Case that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

5.21.                        Reclamation Claims. No Credit Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(g) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,000,000.

5.22.                        Chapter 11 Claims. No Credit Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Agent and Lenders against Borrower, except as set forth in the Interim Order or Final Order, as applicable.

5.23.                        VDSL. The Credit Parties shall not cause or permit VDSL to own any assets other than immaterial assets, if any, having a value not in excess of $10,000.

5.24.                        Vertis Receivables. The Credit Parties shall not, after giving effect to the A/R Purchase and the application of the proceeds thereof by Vertis Receivables to repay all of its obligations (other than the Surviving A/R Obligations) under the A/R Securitization Facility, cause or permit Vertis Receivables to own any assets. In the event that Vertis Receivables comes to own any assets in violation of the preceding sentence, the Credit Parties shall immediately cause all such assets to be transferred and conveyed to Borrower.

SECTION 6.
FINANCIAL COVENANTS/REPORTING

Borrower covenants and agree that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 6 applicable to such Person.

6.1.                              Financial Covenants.

(a)                                  Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Month Ending	Fixed Charge Coverage Ratio

July 31, 2008	0.33 to 1.0
August 31, 2008	0.26 to 1.0
September 30, 2008	0.24 to 1.0
October 31, 2008	0.23 to 1.0

(b)                                 Maximum Revolving Loan Amount.  Borrower shall not, at any time, permit the outstanding amount of the Revolving Loan to be more than 135% of the amount of the outstanding Revolving Loan set forth in the Approved Budget for such time.

(c)                                  Budget Compliance.

(i)                                     Subject to the terms and conditions set forth below, the proceeds of Loans made under this Agreement shall be used by the Borrower solely for the purposes and up to the amounts set forth in the Approved Budget for the applicable line item during the applicable seven-day period.

(ii)                                  For each period beginning on July 18, 2008 and ending on the last day of each seven-day period set forth in the Approved Budget, the (A) aggregate cumulative cash inflows of the Borrower shall be at least 67% of the aggregate cumulative amount and (B) aggregate cumulative expenditures by the Borrower shall not exceed 126.5% of the aggregate cumulative amount; provided, however, that, notwithstanding the foregoing, with respect to restructuring professional fees and expenses, the aggregate cumulative expenditures by the Borrower for restructuring professional fees and expenses shall not exceed 100% of the aggregate cumulative amount, in each case, budgeted for such cumulative time period pursuant to the Approved Budget.

(iii)                               In addition, the Borrower’s expenditures under any line item for any seven-day period may include the sum of the budgeted amount for such line item for such seven-day period plus any excess of the cumulative amounts budgeted for such line item for the immediately preceding three seven-day periods (or if shorter, the Post-Petition period ending on the last day of the immediately preceding seven-day period) over the cumulative amount of Borrower’s actual expenditures under such line item for such prior time period.

(iv)                              To the extent any additional line item is added to the Approved Budget in accordance with the provisions of the Interim Order or the Final Order, such line items shall be subject to such variance provisions as Agent may determine in Agent’s sole discretion.

(v)                                 Except as expressly set forth above, no unused portion of any line item in the Approved Budget may be carried forward or carried backward to the same or any other line item for any prior or subsequent seven-day period in the Approved Budget.

(vi)                              Agent and Lenders (A) may assume that the Borrower will comply with the Approved Budget, (B) shall have no duty to monitor such compliance and (C) other than with respect to the Carve-Out, shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget.  The line items in the Approved Budget for payment of interest, expenses and other amounts to Agent and Lenders are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents, the Interim Order and the Final Order.  Nothing in any Approved Budget (including any estimates of a loan balance in excess of Borrowing Base restrictions) shall constitute an amendment or other modification of this Agreement or any of the Borrowing Base restrictions or other lending limits set forth therein.

6.2.                              Financial Statements and Other Reports.  Holdings and Borrower will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures).  Borrower will deliver or make available each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections 6.2(a), (b), (c), (d), (e), (f), (h), (i), (j) and (n)).

(a)                                  Monthly Financials.  As soon as available and in any event within thirty-five (35) days after the end of each Fiscal Month (or forty-five (45) days for the last Fiscal Month of Borrower’s Fiscal Year), Borrower will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Month, and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Business Plan and the most recent Approved Budget delivered pursuant to Section 6.2(h).

(b)                                 Quarterly Financials.  As soon as available and in any event within fifty (50) days after the end of each Fiscal Quarter (including the last Fiscal Month of each Fiscal Quarter), Borrower will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Business Plan and the most recent Approved Budget delivered pursuant to Section 6.2(h).

(c)                                  Year-End Financials.  As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year of Borrower, Borrower will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Year, and (2) a report with respect to the consolidated (together with division-by-division analysis) Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d)                                 Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e)                                  Borrowing Base Certificate.  As soon as available and in any event within ten (10) Business Days after the end of each Fiscal Month, and from time to time upon the request of Agent, Borrower will deliver a Borrowing Base Certificate (in substantially the same form as Exhibit 6.2(e), the “Borrowing Base Certificate”) as at the last day of such period.

(f)                                    Management Report.  Together with each delivery of Financial Statements of Borrower pursuant to Sections 6.2(a) and (b), Borrower will deliver a management report (1) describing the operations and financial condition of Holdings and its Subsidiaries for the Fiscal Month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated.

(g)                                 Non-Real Estate Fixed Asset Appraisal and Real Estate Appraisal.  Upon the election of Agent, Agent may conduct appraisals and audits and obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the fixed assets (excluding real estate) of the Borrower and the other Credit Parties (the “Non-Real Estate Fixed Asset Appraisal”).  Upon the election of Agent, Agent may conduct appraisals and obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the owned real estate of the Borrower and the other Credit Parties (the “Real Estate Appraisal”).  Notwithstanding the foregoing, Agent may not conduct any Non-Real Estate Fixed Asset Appraisals or Real Estate Appraisals within six (6) months following the Closing Date unless an Event of Default shall have occurred.

(h)                                 Budget; Budget Variance Report.  As soon as available and in any event no later than seven (7) days following the last day of each month, Borrower will deliver an updated Approved Budget for the succeeding 13-week period.  Within four (4) days following the end of each week, Borrower shall also deliver a variance report, in form and substance reasonably satisfactory to Agent, for the preceding week and on a cumulative basis from the Petition Date to the report date comparing actual cash receipts and disbursements to amounts projected in the Approved Budget.

(i)                                     SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, Borrower or any of their Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrower or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrower or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

(j)                                     Events of Default, Etc.  Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by such Borrower or Holdings or any of their Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief financial officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrower or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(k)                                  Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries, other than filings in the Prepackaged Chapter 11 Cases (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(l)                                     Notice of Corporate and other Changes.  Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than the issuance of Stock by Holdings to any officers, directors or employees of any Credit Party) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above that is not expressly permitted by the terms of this Agreement.

(m)                               Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

(n)                                 Compliance Certificate.  Together with each delivery of Financial Statements pursuant to Section 6.2(a) for the last month of each Fiscal Quarter and Section 6.2(b), Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Annex E (the “Compliance Certificate”) signed by Borrower’s chief executive officer or chief financial officer.

(o)                                 Taxes.  Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(p)                                 Bank Account Balances.  To Agent, within fifteen (15) Business Days after the end of each Fiscal Month, a report in form and substance reasonably satisfactory to Agent with respect to the bank account balances of Borrower and each other Credit Party.

6.3.                              Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 6.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement unless approved by Borrower, Agent and Lenders; provided further that Borrower shall prepare a reconciliation to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

SECTION 7.
DEFAULT, RIGHTS AND REMEDIES

7.1.                              Event of Default.  Except for defaults occasioned by the filing of the Prepackaged Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)                                  Payment.  (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)                                 Default in Other Agreements.  (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Post-Petition Indebtedness (other than the Loans) or any Post-Petition Contingent Obligations, (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Post-Petition Indebtedness (other than the Loans) or any Post-Petition Contingent Obligations, in each case if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Post-Petition Indebtedness and/or Post-Petition Contingent Obligations having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to their stated maturity, or (3) the (i) termination (whether in accordance with its terms or otherwise) of, or any default or material breach (which default or material breach is not cured by the deadline (if any) under, as applicable, the Restructuring Agreement, the Merger Agreement and/or any Ancillary Noteholder Agreements or (ii) modification or amendment of the Restructuring Agreement, the Merger Agreement and/or any Ancillary Noteholder Agreements without the prior written consent of Agent and Requisite Lenders; or

(c)                                  Breach of Certain Provisions.  Failure of any Credit Party to perform or comply with any term or condition contained in (1) the GE Capital Fee Letter, (2) Section 6.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (3) that portion of Section 4.2 relating to the Credit Parties’ obligation to maintain insurance, or (4) Section 4.3, Section 5 or Section 6.1; or

(d)                                 Breach of Warranty.  Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e)                                  Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default; or

(f)                                    Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) involving an amount in the aggregate at any time in excess of $2,500,000 (to the extent not adequately covered by insurance provided by a reputable and solvent insurance company) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(g)                                 Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(h)                                 Change of Control.  A Change of Control occurs; or

(i)                                     Subordination/ Intercreditor Provisions. The failure of any Credit Party to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, including, without limitation, in connection with the Subordinated Debt, the Mezzanine Debt, the 2002 Senior Debt or the 2003 Senior Secured Debt; or

(j)                                     Consultant and Financial Advisor.  The failure of the Credit Parties to continue to engage (i) a consultant acceptable to Agent (it being understood that Alvarez & Marsal and FTI Consulting are acceptable to Agent) to provide operational advice, perform cash flow modeling and otherwise provide advisory services pursuant to such terms of engagement (including such other duties and responsibilities) as are acceptable to Agent) and (ii) a financial advisor acceptable to Agent (it being understood that Lazard Freres & Co. LLC and/or their Affiliates are acceptable to Agent) on terms and conditions and with respect to duties and responsibilities acceptable to Agent); or

(k)                                  Prepackaged Chapter 11 Case.  The occurrence of any of the following in any Prepackaged Chapter 11 Case:

(i)                                     the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto, in each case, by Borrower or any Guarantor in any Prepackaged Chapter 11 Case, or the entry of any order by the Bankruptcy Court in any Prepackaged Chapter 11 Case: (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (y) except as provided in the Interim or Final Order, as the case may be, to use cash collateral of Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and the Requisite Lenders; or (z) that (in the case of Borrower or any Guarantor) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by Borrower or any Guarantor) approves or provides authority to take any other action or actions adverse to the Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral;

(ii)                                  the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by Borrower or any Guarantor to which the Agent and the Requisite Lenders do not consent or otherwise agree to the treatment of their claims or the loss by Borrower or any Guarantor of the exclusive right to file and solicit acceptances of a plan of reorganization;

(iii)                               the entry of an order in any of the Prepackaged Chapter 11 Cases confirming a plan or plans of reorganization that does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(iv)                              the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of Agent;

(v)                                 the Final Order is not entered within thirty (30) days (or such other period as Agent and Lenders may agree to in writing) following the entry of the Interim Order;

(vi)                              the payment of, or application by Borrower or any Guarantor for authority to pay, any pre-petition claim without the Agent’s and Requisite Lenders’ prior written consent other than as provided in any “first day order” in form and substance acceptable to Agent and as set forth in the Approved Budget or unless otherwise permitted under this Agreement;

(vii)                           the appointment of an interim or permanent trustee in any Prepackaged Chapter 11 Case or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in any Prepackaged Chapter 11 Case with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of Borrower or with the power to conduct an investigation of (or compel discovery from) Agent or Lenders or against agent or lenders under the Pre-Petition Credit Agreement; or the sale without the Agent’s and Requisite Lenders’ consent, of all or substantially all of Borrower’s assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the

Prepackaged Chapter 11 Cases, or otherwise that does not provide for payment in full in cash of the Obligations and termination of the Commitments;

(viii)                        the dismissal of any Prepackaged Chapter 11 Case, or the conversion of any Prepackaged Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any Prepackaged Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise;

(ix)                                the entry of an order by the Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case would have a Material Adverse Effect;

(x)                                   the entry of an order in any Prepackaged Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xi)                                the failure of Borrower to perform any of its obligations under the Interim Order or the Final Order or any violation of any of the terms of the Interim Order or the Final Order;

(xii)                             the challenge by Borrower or any Guarantor to the validity, extent, perfection or priority of any liens granted under the Pre-Petition Credit Agreement;

(xiii)                          the remittance, use or application of the proceeds of Collateral other than in accordance with cash management procedures and agreements acceptable to Agent;

(xiv)                         the use of cash collateral of the Prior Agent and Prior Lenders or the A/R Securitization Provider for any purpose other than to pay expenditures set forth in the Approved Budget; or

(xv)                            the entry of an order in any of the Prepackaged Chapter 11 Cases granting any other super priority administrative claim or Lien (other than the Pari Passu Replacement Liens) equal or superior to that granted to Agent, on behalf of itself and Lenders without the consent in writing of Agent and Requisite Lenders; or

(xvi)                         the failure of Borrower and Guarantors, no later than August 19, 2008, to have obtained an order (the “Exit Facility Order”), in form and substance reasonably acceptable to Agent, (I) authorizing Borrower’s and Guarantors’ performance of their pre-closing obligations and undertakings under the commitment letter and the fee letter, each dated as of the date of the Commitment Letter, pertaining to the exit financing facility (the “Exit Financing Facility”) to be provided by GE Capital and arranged by GECM (respectively, the “Exit Commitment Letter” and the “Exit Fee Letter”, and, collectively, the “Exit Commitment Documentation”); and (II) providing that the rights of the commitment parties under the Exit Commitment Documentation to payment of all costs, fees and expenses and to indemnification under the Exit Commitment Documentation shall be entitled to priority as administrative expense claims under section 503(b)(1) of the Bankruptcy Code whether or not the Exit Credit Facility closes; or

(xvii)                      the failure of the Borrower and Guarantors, no later than the deadline set forth in the Restructuring Agreement (as such deadline may be and actually is extended pursuant to the terms and conditions thereof), to have obtained from the Bankruptcy Court an order (the “Confirmation Order”), in form and substance acceptable to Agent, confirming the Plan of Reorganization and approving the consummation of the transactions on the effective date of the Plan (the “Effective Date”).  As of the Effective Date, the Confirmation Order shall not be subject to a stay or injunction (or similar prohibition) in effect with respect thereto.  The Effective Date shall occur no later than the deadline for the effective date of the Plan of Reorganization set forth in the Section 8.04(e) of the Restructuring Agreement (as such deadline may be and actually is extended pursuant to the terms and conditions thereof) and shall be conditioned, in any event, upon, inter alia, payment in full in cash of all obligations hereunder.

7.2.                              Suspension or Termination of Commitments.  Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Lenders Agent shall, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Advances or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

7.3.                              Acceleration and other Remedies.  If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), subject to and in accordance with the terms of the Interim Order or the Final Order, as applicable, the terms and conditions of the Interim Order or the Final Order, as applicable, in accordance with the terms of the Interim Order or the Final Order: (i) terminate the Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 1.5(e), in accordance with the terms of the Interim Order or the Final Order; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents, the Interim Order or the Final Order or at law or equity.

7.4.                              Performance by Agent.  If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein.  In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

7.5.                              Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 1.1 and Section 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied (in each case, on a pari passu basis, to any liquidated, non-contingent outstanding balance of the Pre-Petition Lender Expense Claims) as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid Fees with respect to the Loans; third, to the outstanding balance (including principal and interest) of the Revolving Loan, which shall effect a permanent reduction to the Revolving Loan Commitment; fourth, to cash collateralize Letters of Credit as provided in Section 1.5(e); fifth, ratably to the outstanding balance (including principal and interest) of the Term Loans; and sixth, to any other Obligations owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement.  Any balance remaining shall be delivered to Borrower subject to the Interim Order or the Final Order, as applicable.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1.                              Assignment and Participations.

(a)                                  Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) require a payment to Agent of an assignment fee of $3,500 (for which Borrower shall have no liability), (v) with respect to any partial assignment, be made as an assignment of a proportionate part of all the assigning Lender’s rights and Obligations under this Agreement with respect to the Loan or Commitment assigned and (vi) so long as no Event of

Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed.  Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees, subject to Borrower’s consent rights as set forth above.  In the case of an assignment by a Lender that has become effective under this Section 8.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans, Letter of Credit Obligations and other interests assigned by it from and after the effective date of such assignment.  Borrower hereby acknowledges and agree that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 8.1(a), (i) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (ii) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (iii) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b)                                 (i) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (x) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (y) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (z) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, Borrower acknowledges and agree that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender.”  Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(ii)                                  A Lender may not grant a participation to a Person who is (x) not a “United States person” (within the meaning of IRC Section 7701(a)(30) unless such Person is exempt from United States withholding tax as of the date of such participation and provides a Form W-8BEN, W-8ECI or W-8IMY, or (y) not a Qualifying Lender.

(iii) Where a Lender proposes to grant a participation to a Person who is a Qualifying Lender, that Person must provide evidence of its status as a Qualifying Lender to the reasonable satisfaction of the Lender and the Agent.

Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(c)                                  Each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable reasonably established by Agent in its sole discretion.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Financial Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.5.  Agent shall maintain, on behalf of Borrower, in its offices located at New York, New York a “register” for recording the name, address, commitment and Loans owing to each Lender.  The entries in such register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(d)                                 A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

8.2.                              Agent.

(a)                                  Appointment.  Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)                                 Nature of Duties.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders or Supermajority Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Supermajority Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d)                                 Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e)                                  Indemnification.  Lenders will reimburse and indemnify Agent for and against, without duplication, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Supermajority Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                    GE Capital (or any successor Agent) Individually.  With respect to its Commitments hereunder, GE Capital (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders,” “Requisite Lenders”, “Supermajority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Supermajority Lenders.  GE Capital (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  GE Capital (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g)                                 Successor Agent.

(i)                                     Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower.  If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)                               Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h)                                 Collateral Matters.

(i)                                     Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) on the Termination Date, (y) constituting property being sold or disposed of if Borrower (or any of them) certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence.  In addition, with the consent of Supermajority Lenders, during any Fiscal Year Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

(ii)                                  Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i).  Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)                               Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)                                     Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j)                                     Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite

Lenders in accordance with Section 7.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k)                                  Lender Actions Against Collateral.  Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders.  All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt, the 2002 Senior Debt, the 2003 Senior Secured Debt or the Mezzanine Debt.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

(l)                                     Agent Reports.  Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates).  With respect to each Report, each Lender hereby agrees that:

(i)                                     Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration.  Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so.  In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii)                                  Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report.  Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii)                               Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

8.3.                              Set Off and Sharing of Payments.  Subject to Section 8.2(k) and the terms of the Interim Order or the Final Order, as applicable, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares.  Subject to the terms of the Interim Order or the Final Order, as applicable, Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4.                              Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5.                              Disbursements of Advances; Payment.

(a)                                  Advances; Payments.

(i)                                     Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clause (iii) of Section 1.1(b).  If the Swing Line Lender declines to make a Swing Line Advance or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 2:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(e) not later than 4:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 12:00 noon (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower as designated by Borrower in the Notice of Revolving Credit Advance.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex D or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)                                 Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to fund any purchase of any participation in any Swing Line Loan to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” or a “Supermajority Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 9.
MISCELLANEOUS

9.1.                              Indemnities.  Borrower agrees, jointly and severally, to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2.                              Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended provided, that, in no event shall the Commitment of any Lender be extended without the consent of such Lender); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (b) of the initial sentence of Section 1.1(c)(iv); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 5.7 or Section 8.2(h), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definition of the terms “Requisite Lenders” or “Supermajority Lenders” insofar as each such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders).  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3.                              Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	Vertis, Inc.
250 West Pratt Street
Baltimore, MD 21201
ATTN: Treasurer
Fax: (410) 454-0887

With a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Warren T. Buhle, Esq.
Fax: (212) 310-8007

and

Vertis, Inc.
9775 Walnut Street
Suite D1
Boulder, CO 80301
Attn: John Howard, Jr., Esq.
Chief Legal Officer and Secretary
Fax: (410) 454-8460

If to Agent or GE Capital:	GENERAL ELECTRIC CAPITAL
CORPORATION
125 Summer Street
Suite 1230
Boston, Massachusetts 02110
ATTN: Vertis, Inc., Account Officer
Fax: (617) 607-9174

With a copy to:	GENERAL ELECTRIC CAPITAL
CORPORATION
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
ATTN: General Counsel
Global Sponsor Finance
Fax: (203) 956-4216

and

GENERAL ELECTRIC CAPITAL
CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Corporate Counsel
Global Sponsor Finance
Fax: (312) 441-6876

and

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: William D. Brewer, Esq.
Fax: (212) 294-4700

and

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attn: Brian I. Swett, Esq.
Fax: (312) 558-5700

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement.

9.4.                              Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5.                             Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6.                             Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7.                             Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8.                             Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9.                             Applicable Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.10.                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

9.11.                       No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender.  Borrower and each other Credit Party agree that neither Agent nor any Lender shall have liability to Borrower or any other Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and Borrower and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrower and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12.                       Construction.  Agent, each Lender, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

9.13.                       Confidentiality.  Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services.  The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent may provide to industry trade organizations information with respect to the Obligations that is necessary and customary for inclusion in league table measurements.  The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

9.14.                       CONSENT TO JURISDICTION.  BORROWER AND CREDIT PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURT.  BORROWER AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURT AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15.                       WAIVER OF JURY TRIAL.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16.                       Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(f), 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17.                       Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the GE Capital Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18.                       Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19.                       Replacement of Lenders.

(a)                                 Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

(i)                                     Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or

(ii)                                  Borrower may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrower shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment.

(b)                                In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c)                                 If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring (i) the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), or (ii) the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained but the consent of Supermajority Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20.                       Delivery of Termination Statements and Mortgage Releases.  On the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, subject to the terms of the Loan Documents, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21.                       Subordination of Intercompany Debt.

(a)                                 Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any other Credit Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(b)                                In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this Section 9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c)                                 Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

9.22.                       Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Credit Party, the estate of each Borrower, and any trustee, other estate representative or any successor in interest of Borrower in any Prepackaged Chapter 11 Case or any subsequent case commenced under chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and Lenders and their respective assigns, transferees and endorsees.  The

Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Prepackaged Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under chapter 7 of the Bankruptcy Code or in the event of dismissal of any Prepackaged Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its Liens under applicable law.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

9.23.                       Pre-Petition Loan Documents.  Borrower and each other Credit Party hereby agrees that (i) this Agreement is separate and distinct from the Pre-Petition Credit Agreement and (ii) the Pre-Petition Credit Agreement is in full force and effect.  Borrower and each other Credit Party further agrees that by entering into this Agreement, Lenders do not waive any Default or Event of Default under the Pre-Petition Loan Documents or any of their liens, claims, priorities, rights and remedies thereunder.

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

VERTIS, INC.,
as Borrower

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

CREDIT PARTIES:

VERTIS HOLDINGS, INC.

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

ENTERON GROUP LLC

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

WEBCRAFT, LLC

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

WEBCRAFT CHEMICALS, LLC

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

USA DIRECT, LLC

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

VERTIS MAILING, LLC

By:	/s/ John V. Howard, Jr.
Name:	John V. Howard, Jr.
Title:	Chief Legal Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/s/ Alan Garson
Alan Garson
Its Duly Authorized Signatory

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

Account Debtor means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means:  (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries and (b) changes in accounting principles recommended by Holdings’ certified public accountants and implemented by Holdings or any of its Subsidiaries.

Accounts means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

Acquired Business means ACG Holdings, Inc. and its subsidiaries.

Acquisition means Borrower’s merger with the Acquired Business through Borrower’s acquisition of all of Acquired Business’s issued and outstanding capital stock.

Adequate Protection Obligations shall have the meaning ascribed to such term in the Interim Order or the Final Order, as applicable.

Advance means any Revolving Credit Advance or Swing Line Advance, as the context may require.

Affected Lender has the meaning ascribed to it in Section 9.19(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

Agent means GE Capital in its capacity as Agent for Lenders or a successor agent.

Agreement means this Senior Secured, Priming and Superpriority Debtor-In-Possession Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Ancillary Noteholders Agreements means other agreements with certain holders of Holdings’ Mezzanine Notes arising from the Mezzanine Note and Warrant Purchase Agreement, dated as of December 7, 1999, as amended, entered into by Borrower and/or one or more of Borrower’s affiliates in connection with the Restructuring Agreement.

Applicable L/C Margin means the fee margin, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.2(a).

Applicable Margins has the meaning ascribed to it in Section 1.2(a).

Applicable Revolver Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate, applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

Applicable Revolver LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

Applicable Term Loan A Index Margin means the per annum interest rate from time to time in effect and payable in addition to the Index Rate, applicable to the Term Loan A, as determined by reference to Section 1.2(a).

Applicable Term Loan A LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate, applicable to the Term Loan A, as determined by reference to Section 1.2(a).

Applicable Term Loan B Index Margin means the per annum interest rate from time to time in effect and payable in addition to the Index Rate, applicable to the Term Loan B, as determined by reference to Section 1.2(a).

Applicable Term Loan B LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate, applicable to the Term Loan B, as determined by reference to Section 1.2(a).

Approved Budget means the aggregate, without duplication, of all items approved by Agent in its sole discretion that are set forth in the budget attached to the Interim Order, as modified or supplemented from time to time by additional budgets to which Borrower and Agent mutually agree.

A/R Obligations Pre-Petition Lien means the Lien existing as of the Petition Date of the A/R Securitization Provider to secure its claim for the Surviving A/R Obligations encumbering the Purchased Facility Assets.

A/R Purchase means the purchase by Borrower, fully and in cash, upon the entry of the Interim Order, of the Purchased Facility Assets from Vertis Receivables under the condition that Vertis Receivables use the proceeds thereof to pay finally, fully and in cash, all obligations (other than the Surviving A/R Obligations) of Vertis Receivables under the A/R Securitization Facility, such that the Purchased Facility Assets shall be, on account of such final and full payment in cash, free and clear of any and all Liens, claims, encumbrances and/or interests (other than the Surviving A/R Obligations), and shall become the property of the Borrower.

A/R Securitization Facility means the Receivables Funding and Administration Agreement, dated as of November 25, 2005, by and among Vertis Receivables, as borrower, the financial institutions signatory thereto from time to time as lenders, and the A/R Securitization Provider, as trustee, as amended, supplemented or modified to the date hereof.

A/R Securitization Provider means General Electric Capital Corporation, as a lender, swing line lender and as administrative agent under the A/R Securitization Facility, together with all successors, assigns and pledgees.

Asset Disposition means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following:  (a) any of the Stock or other equity or ownership interest of any of the Credit Parties or any of their respective Subsidiaries or (b) any or all of the assets of any of the Credit Parties or any of their respective Subsidiaries other than sales and dispositions described in Section 5.7(a) and (d).

Assignment Agreement has the meaning ascribed to it in Section 8.1(a).

Bankruptcy Code shall have the meaning assigned to it in the recitals to this Agreement.

Bankruptcy Court shall have the meaning assigned to it in the recitals to the Agreement.

Bankruptcy Rules shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Prepackaged Chapter 11 Case.

Borrower has the meaning ascribed to it in the preamble to the Agreement.

Borrower Pledge Agreement means the Pledge Agreement of even date herewith executed by the Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, other than Excluded Foreign Subsidiaries, and all Intercompany Notes owing to or held by it.

Borrowing Availability means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of (a) the Revolving Loan then outstanding (including without duplication or any double counting, the outstanding balance of Letter of Credit Obligations and the Swing Line Loan then outstanding), and (b) Reserves required by Agent in its reasonable credit judgment.

Borrowing Base has the meaning ascribed to it in Exhibit 6.2(e).

Borrowing Base Certificate has the meaning ascribed to it in Section 6.2(e).

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Maryland, New York or New Jersey and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

Business Plan means Borrower’s business plan which shall include a financial forecast and Borrowing Base utilization and Borrowing Availability forecast on a monthly basis through October 31, 2009, prepared by Borrower’s management.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Carve-Out shall have the meaning assigned to it in the Interim Order or the Final Order, as applicable.

Cash Equivalents means:  (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency or instrumentality of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing not more than (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing not more than one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof from S&P or at least P-1 or the equivalent thereof from Moody’s; (iv) time deposits and certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Certificate of Exemption has the meaning ascribed to it in Section 1.9(c).

Change of Control means (i) a “Change of Control” under, and as defined in, the 2002 Senior Debt Indenture, the 2003 Senior Secured Notes Indenture, any Indebtedness listed on Schedule 5.1, any Senior Subordinated Debt Documents and any Mezzanine Debt Documents or any Qualified Preferred Stock, in each case to the extent then outstanding, shall have occurred; or (ii) the ratio of (x) either (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, in each case owned by the THL Group at any time, to (y) (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, as the case may be, in each case held by the THL Group on the Closing Date, shall at any time be less than .51:1.0; or (iii) THL Group and the Evercore Group shall cease collectively to own on a fully diluted basis in the aggregate at least 51% of the economic and voting interest in Holdings’ outstanding Stock; or (iv) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors; or (v) Holdings shall at any time cease to own, directly or indirectly, 100% of the outstanding Stock of Borrower and each other Credit Party or (vi) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

Charges means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

Closing Date means July 17, 2008.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral means the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof, including, without limitation, subject to entry of the Final Order, avoidance actions of the Borrower or any Guarantor under Chapter 5 of the Bankruptcy Code.

Collateral Documents means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

Collection Account has the meaning ascribed to it in Section 1.4(a).

Commitment Termination Date means the earliest of (a) the Scheduled Commitment Termination Date, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 7.3, (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 1.5(e), and the permanent reduction of all Commitments to zero dollars ($0), (d) five (5) days following the Petition Date if the Interim Order has not been entered by the Bankruptcy Court by such date, (e) the date upon which the Interim Order expires, unless the Final Order shall have been entered and become effective by such date, and (f) the close of business on the first Business Day after the entry of the Final Order, if by that time Borrower has not paid Agent the fees required under the GE Capital Fee Letter, unless Agent agrees otherwise.

Commitments means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment, each as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, Term Loan A Commitments and Term Loan B Commitments, which aggregate commitment shall be Three Hundred Eighty Million Dollars ($380,000,000) as of the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

Committees shall mean collectively, the official committee of unsecured creditors and any other official committee formed, appointed, or approved in any Prepackaged Chapter 11 Case and each of such Committees shall be referred to herein as a Committee.

Compliance Certificate has the meaning ascribed to it in Section 6.2(n).

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Continuing Directors shall mean the directors of Holdings on the Closing Date and each other director, if such director’s nomination for election to the Board of Directors of Holdings who later joins the Board of Directors approved by the affirmative vote of a majority of the then Continuing Directors at the time of such nomination.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

Copyright License means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

Copyright Security Agreements means the Assignments of Security Interest in Copyrights made in favor of Agent by each applicable Credit Party.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

Credit Parties means Holdings, Borrower, and each other Person satisfying each of the following conditions: (i) which executes this Agreement as a “Credit Party”, (ii) which executes a Guaranty, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

Currency Agreement shall mean any obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 1.2(d).

Disbursement Account has the meaning ascribed to it in Section 1.1(e).

Disclosure Schedules means the Schedules prepared by Borrower and denominated in the index to the Agreement.

Documents means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

Dollars or $ means lawful currency of the United States of America.

Domestic Subsidiaries means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

Eligible Accounts has the meaning ascribed to it in Schedule 1 to Exhibit 6.2(e).

Environmental Laws means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under

Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA, in each case of clauses (a) through (j), that individually or in the aggregate could reasonably be expected to result in liabilities to the Credit Parties and their ERISA Affiliates in excess of $500,000.

ESOP means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

Event of Default has the meaning ascribed to it in Section 7.1.

Evercore means Evercore Capital Partners L.P.

Evercore Affiliates means Evercore and any Person that directly or indirectly through one or more intermediaries, controls or is in common control with Evercore.

Evercore Group means Evercore and any Evercore Affiliates who act as a partnership, syndicate, limited partnership or other group for the purpose of acquiring, holding or disposing of securities of Holdings.

Excluded Foreign Subsidiary means any Foreign Subsidiary of Borrower (a) for which the failure to include such subsidiary as “Excluded Foreign Subsidiary” hereunder would result in materially adverse tax consequences to Borrower, the Guarantors and their Subsidiaries (including such Foreign Subsidiary), taken as a whole, and (b) that has not guarantied or pledged any of its assets or suffered a pledge of more than 66% of its stock, with substantially similar tax consequences, to secure, directly or indirectly, any Indebtedness (other than the Obligations) of Borrower or any Guarantor (excluding such Foreign Subsidiary).

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

February 2003 Senior Subordinated Notes shall mean those certain 13 ½% Senior Subordinated Notes due 2009 issued by Vertis under the February 2003 Senior Subordinated Debt Documents.

February 2003 Senior Subordinated Debt means the Indebtedness of Vertis evidence by the February 2003 Senior Subordinated Debt Documents.

February 2003 Senior Subordinated Debt Documents shall mean the February 2003 Senior Subordinated Notes, the February 2003 Senior Subordinated Notes Indenture and the other documents and instruments executed and delivered with respect to the February 2003 Senior Subordinated Notes or the February 2003 Senior Subordinated Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of the Agreement.

February 2003 Senior Subordinated Notes Indenture shall mean the Indenture, dated as of February 28, 2003 among Vertis and the February 2003 Senior Subordinated Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of the Agreement.

February 2003 Senior Subordinated Notes Indenture Trustee shall mean the trustee under the 2003 Senior Subordinated Notes Indenture.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

Field Examination has the meaning ascribed to it in Section 4.3.

Final Order means, collectively, the order of the Bankruptcy Court entered in the Prepackaged Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to Agent, and which order is in effect and not stayed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to Agent, which, among other matters but not by way of limitation, authorizes the Borrower to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the super priority of Agent’s claims and authorizes the use of cash collateral.

Financial Projections means Holdings, Borrower’s and their Subsidiaries’ forecasted consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management): (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a basis substantially consistent with the historical Financial Statements of Holdings and Borrower, together with appropriate supporting details and a statement of underlying assumptions and in the form and in detail substantially consistent with the financial budgets and projections (as appropriate), including a twelve-month budget, delivered to Agent prior to the Closing Date.

Financial Statements means the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) income statements, statements of cash flows and balance sheets of Holdings, Borrower and their Subsidiaries delivered in accordance with Section 6.2.

Fiscal Month means any of the monthly accounting periods of Holdings of each Fiscal Year.

Fiscal Quarter means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Borrower ending on December 31 of each year.

Fixed Asset Appraisal means a Non-Real Estate Fixed Asset Appraisal or a Real Estate Appraisal as the case may be and as each of such terms is defined in Section 6.2(g).

Fixed Charge Coverage Ratio has the meaning ascribed to it in Section 6.1(a) of Schedule 1 to Annex E.

Fixtures means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

Foreign Lender has the meaning ascribed to it in Section 1.9(c).

Foreign Pension Plan means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by any Credit Party or any Subsidiary of any Credit Party primarily for the benefit of employees of such Credit Party or Subsidiary residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

Foreign Subsidiary means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

Funding Date has the meaning ascribed to it in Section 2.2.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

GE Capital has the meaning ascribed to it in the Preamble.

GE Capital Fee Letter has the meaning ascribed to it in Section 1.3(a).

General Intangibles means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment

Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

Goods means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guarantees means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

Guarantors means Holdings, each Subsidiary of Borrower (other than Excluded Foreign Subsidiaries and Vertis Receivables), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Holdings Guaranty means the guaranty of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders.

Holdings Pledge Agreement means the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries (other than the Excluded Foreign Subsidiaries).

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (excluding ordinary trade credit), (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net settlement obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

Indemnitees has the meaning ascribed to it in Section 9.1.

Index Rate means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Index Rate Loan means an Advance or portion thereof bearing interest by reference to the Index Rate.

Instruments means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 9.21.

Intercompany Notes means a promissory note contemplated by Section 5.1(c).

Interest Payment Date means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than one month in duration, interest shall be payable at one month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Interest Rate Protection Agreement shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

Interim Order means, collectively, the order of the Bankruptcy Court entered in the Prepackaged Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, Borrower to execute and perform under the terms of this Agreement and the other Loan Documents.

Inventory means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of their Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of their Subsidiaries to any other Person.

Investment Property means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including:

(i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

L/C Issuer means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person and used by Agent in connection with credit facilities of similar nature and selected by and reasonably acceptable to Agent and reasonably acceptable to the Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.

L/C Sublimit has the meaning ascribed to it in Section 1.1(c).

Lenders means GE Capital, the Revolving Lenders, the Term Lenders, and, if any such Lender shall decide to assign all or any portion of the Obligations pursuant to and in accordance with the terms of this Agreement, the term “Lenders” shall include any assignee of such Lender.

Letters of Credit means documentary or standby letters of credit issued for the account of Borrower by L/C Issuers, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

Letter of Credit Fee has the meaning ascribed to it in Section 1.3(c).

Letter of Credit Obligations means, without duplication, all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

LIBOR Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.3(e), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loans means an Advance or Term Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower shall select LIBOR Periods so that there shall be no more than 7 separate LIBOR Loans in existence at any one time.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2)

LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System;

provided, that, at no time shall the LIBOR Rate with respect to the Term Loan A and the Revolving Loan be deemed to be less than 3.00%.

If such interest rates shall cease to be available from Reuters, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Litigation has the meaning ascribed to it in Section 6.2(k).

Loan Account has the meaning ascribed to it in Section 1.7.

Loan Documents means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the subordination provisions applicable to any Subordinated Debt, and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loans means the Revolving Loan, the Term Loans, and the Swing Line Loan.

Master Documentary Agreement means the Master Agreement for Documentary Letters of Credit, dated as of the Closing Date, between Borrower, as Applicant, and GE Capital, as Issuer.

Master Standby Agreement means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.

Material Adverse Effect means a material adverse effect, other than the filing of the Prepackaged Chapter 11 Cases on (a) the business, assets, operations or financial or other condition of (i) Borrower or (ii) the Credit Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

Maximum Amount means, as of any date of determination, the lesser of (i) an amount equal to the Revolving Loan Commitment of all Lenders as of that date, and (ii) prior to the entry of the Final Order, the maximum amount of Revolving Loans and Letter of Credit Obligations permitted by the Interim Order.

Maximum Lawful Rate has the meaning ascribed to it in Section 1.2(f).

Merger Agreement means that certain Agreement and Plan of Merger dated as of May 22, 2008 among Borrower, Holdings, Victory Merger Sub, LLC and ACG Holdings, Inc.

Mezzanine Debt means the Indebtedness of Holdings evidenced by the Mezzanine Debt Documents.

Mezzanine Debt Documents shall mean the Mezzanine Note and Warrant Purchase Agreement, the Mezzanine Notes and the other documents and instruments executed and delivered with respect to the Mezzanine Notes or the Mezzanine Note and Warrant Purchase Agreement, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance thereof and of the Agreement.

Mezzanine Note and Warrant Purchase Agreement means the Mezzanine Note and Warrant Purchase Agreement dated as of December 7, 1999 by and among Holdings and the purchasers named therein, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance thereof and of the Agreement.

Mezzanine Notes means those certain 12% Mezzanine Subordinated Notes due 2010 issued by Holdings under the Mezzanine Debt Documents.

Moody’s means Moody’s Investors Service, Inc.

Mortgages means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents, delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Real Estate.

Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

Net Proceeds means cash proceeds received by Borrower or any of their Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Credit Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

Non-Consenting Lender has the meaning ascribed to it in Section 9.19(c).

Non-Funding Lender has the meaning ascribed to it in Section 8.5(a).

Non-Primed Liens shall have the meaning assigned to it in the Interim Order or the Final Order, as applicable.

Notes means, collectively, the Revolving Notes the Terms Notes and the Swing Line Note.

Notice of Revolving Credit Advance has the meaning ascribed to it in Section 1.1(a).

Notice of Conversion/Continuation has the meaning ascribed to it in Section 1.2(e).

Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Letter of Credit Obligations, owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

Other Lender has the meaning ascribed to it in Section 8.5(d).

Other Taxes has the meaning ascribed to it in Section 1.9(b).

Overadvance has the meaning ascribed to it in Section 1.1(a).

Pari Passu Replacement Liens means the Pre-Petition Agent/Revolver Replacement Lien and the Securitization Provider Replacement Lien.

Patent License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

Patent Security Agreements means the Assignments of Security Interests in Patents made in favor of Agent by each applicable Credit Party.

Patents means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means a Plan described in Section 3(2) of ERISA.

Permitted Encumbrances means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA or to the extent that Borrower does not take action (including, without limitation, by way of motion or application to the Bankruptcy Court) to pay, and are permitted under the Bankruptcy Code to not pay, such charges; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business consistent with past practices and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business consistent with past practices; (c) Liens created by or pursuant to the Interim Order, the Final Order, this Agreement, the Collateral Documents or the other Loan Documents, including, without limitation, the Securities Agreement; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 5.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $1,000,000 in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, or (4) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements or the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Property that does not materially affect the use or enjoyment of the Real Property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) Liens created pursuant to or in connection with the 2003 Senior Secured Debt Documents; and (o) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (n) above.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Petition Date shall have the meaning assigned to it in the recitals to this Agreement.

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

Plan of Reorganization means the Joint Prepackaged Plan of Reorganization filed by Borrower and Guarantors in the Prepackaged Chapter 11 Cases in substantially the form solicited pursuant to the Disclosure Statement relating to the Joint Prepackaged Plan of Reorganization of Vertis Holdings, Inc., et al. under chapter 11 of the Bankruptcy Code and the Joint Prepackaged Plan of Reorganization of ACG Holdings, Inc.

Pledge Agreements means the Holdings Pledge Agreement, the Borrower Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party.

Post-Petition means the time period beginning immediately upon the filing of the Prepackaged Chapter 11 Cases.

Post-Petition Indebtedness means any or all Indebtedness of the Borrower incurred after the filing of the Prepackaged Chapter 11 Cases.

Prepackaged Chapter 11 Case and Prepackaged Chapter 11 Cases shall have the respective meanings assigned to them in the recitals to the Agreement.

Pre-Petition means the time period ending immediately prior to the filing of the Prepackaged Chapter 11 Cases.

Pre-Petition Agent/Revolver Replacement Lien shall have the meaning ascribed to such term in the Interim Order or the Final Order, as applicable.

Pre-Petition Agreement Expenses means unpaid fees, costs and expenses incurred by the Prior Agent under the Pre-Petition Loan Documents (whether incurred prior or subsequent to the Petition Date) and the indemnification rights or claims that the Prior Agent has or may have under the Pre-Petition Loan Documents (whether incurred prior or subsequent to the Petition Date).

Pre-Petition Accounts Receivable Borrowing Base Amount means the amount of the “Net Residual Interest” (as such term is defined in the Pre-Petition Credit Agreement) computed as of the Closing Date before giving effect to the consummation of the A/R Purchase.

Pre-Petition Borrowing Base means the “Borrowing Base” as such term is defined in the Pre-Petition Credit Agreement.

Pre-Petition Credit Agreement shall have the meaning assigned to it in the recitals to this Agreement.

Pre-Petition Indebtedness means all Indebtedness of the Borrower outstanding on the Petition Date immediately prior to the filing of the Prepackaged Chapter 11 Cases other than Indebtedness under the Pre-Petition Credit Agreement.

Pre-Petition Lender Expense Claims means the Pre-Petition Agreement Expenses and the Surviving A/R Obligations.

Pre-Petition Lender Replacement Liens means the Pre-Petition Agent/Revolver Replacement Lien and the Pre-Petition Term Replacement Lien.

Pre-Petition Letter of Credit Obligations means, without duplication, all obligations, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Pre-Petition Letters of Credit.

Pre-Petition Letters of Credit means the letters of credit issued and outstanding on the Closing Date under the Pre-Petition Credit Agreement.

Pre-Petition Loan Documents shall have the meaning assigned to the term “Loan Documents” in the Pre-Petition Credit Agreement.

Pre-Petition Revolving Credit Advances shall mean the aggregate “Revolving Credit Advances” (as such term is defined in the Pre-Petition Credit Agreement) outstanding on the Petition Date.

Pre-Petition Term Loans shall mean the “Term Loans” (as such term is defined in the Pre-Petition Credit Agreement) outstanding on the date hereof.

Pre-Petition Term Replacement Lien shall have the meaning assigned to it in the Interim Order or the Final Order, as applicable.

Prior Agent shall mean the agent under the Pre-Petition Credit Agreement and other Pre-Petition Loan Documents, including, without limitation, in its capacity, as “Collateral Agent” under the “Existing Security Agreement” as such term is defined in the Pre-Petition Credit Agreement.

Prior Lenders shall mean the lenders under the Pre-Petition Credit Agreement.

Prior Lender Obligations means all obligations of any Credit Party and any of their Subsidiaries to the Prior Lenders pursuant to the Pre-Petition Credit Agreement, and all instruments and documents executed pursuant thereto or in connection therewith.

Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan A, the percentage obtained by dividing (i) the Term Loan A Commitment of that Lender by (ii) the aggregate Term Loan A Commitments of all Lenders, (c) with respect to the Term Loan B, the percentage obtained by dividing (i) the Term Loan B Commitment of that Lender by (ii) the aggregate Term Loan B Commitments of all Lenders, (d) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (e) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

Proceeding means a proceeding under the United States Bankruptcy Code, Insolvency Laws or any similar law in any jurisdiction, in which any Credit Party or any Subsidiary thereof is a debtor.

Proposed Change has the meaning ascribed to it in Section 9.19(c).

Purchased Facility Assets means all of the accounts receivable and all other assets owned as of the Petition Date by Vertis Receivables.

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person that (directly or through an Affiliate) holds a cash Investment in the Subordinated Debt or equity of any Credit Party in excess of 20% of its cash Investment in the Loans shall be a Qualified Assignee.

Qualified Plan means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Qualified Preferred Stock shall mean any preferred stock of Holdings, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the option of the holder thereof (including, without limitation, upon the occurrence of a change of control event), in whole or in part, on or prior to the tenth anniversary of the date of issuance of such preferred stock and that otherwise has rights and preferences and is on terms and conditions reasonably acceptable to the Agent.

Real Estate has the meaning ascribed to it in Section 3.13.

Refunded Swing Line Loan has the meaning ascribed to it in Section 1.1(c)(iii).

Related Transactions means the initial borrowing under the Revolving Loan on the Closing Date, the A/R Purchase, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

Related Transactions Documents means the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 9.19(a).

Requisite Lenders means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that if there is more than one Lender, Requisite Lenders shall in any event be at least two (2) Lenders.

Reserves means (a) a reserve or reserves in the full amount of the Carve-Out as established by Agent on the Closing Date and thereafter modified, as and to the extent, Agent determines to do so, (b) a reserve in an amount equal to the difference (if positive) between (i) the then outstanding principal balance of the Term Loan B minus (ii) the “Borrowing Base” (as defined in the Pre-Petition Credit Agreement and as computed as set forth on Schedule 1 to Exhibit 6.2(e) thereto, except that the portion of such Borrowing Base comprised of the “Net Residual Interest Available” shall be equal at all times to the Pre-Petition Accounts Receivable Borrowing Base Amount) and (c) such other reserves against Eligible Accounts or Borrowing Availability of Borrower that Agent may, in its reasonable credit judgment, establish from time to time, including, without limitation, a reserve for any adequate protection payments with respect to interest accrued prior to the commencement of the Prepackaged Chapter 11 Cases as set forth in the Interim Order or the Final Order.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

Restricted Payment means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature), out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

Restructuring means refinancing and restructuring the Borrower’s senior secured indebtedness and its other secured and unsecured indebtedness.

Restructuring Agreement means that certain Restructuring and Lock-Up Agreement dated as of May 22, 2008 among, inter alia, Borrower, various of Borrower’s affiliates, the Acquired Business, certain creditors of the Acquired Business, certain holders of the 2003 Senior Secured Notes, certain holders of the 2002 Senior Notes, and certain holders of the February 2003 Senior Subordinated Notes.

Retiree Welfare Plan means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

Revolving Credit Advance has the meaning ascribed to it in Section 1.1(a).

Revolving Lenders means those Lenders having a Revolving Loan Commitment.

Revolving Loan means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) Swing Line Advances plus (iii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

Revolving Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Thirty Million Dollars ($130,000,000) as of the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

Revolving Notes has the meaning ascribed to it in Section 1.1(b).

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Scheduled Commitment Termination Date means the earlier of: (a) the date that is ninety (90) days after the filing of the Prepackaged Chapter 11 Cases; or (b) the effective date of a plan confirmed in the Prepackaged Chapter 11 Cases.

Securitization Provider Replacement Lien means the lien granted under the Interim Order and the Final Order to secure the repayment of the Surviving A/R Obligations.

Security Agreement means the Security Agreement of even date herewith executed by each Credit Party in favor of Agent, on behalf of itself and Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Senior Subordinated Debt means the Indebtedness of Holdings evidenced by the Senior Subordinated Debt Documents, and any other Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agent and Requisite Lenders.

Senior Subordinated Debt Documents shall mean the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents and all other documents executed and delivered with respect to thereto, as in effect on the Closing Date as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Settlement Date has the meaning ascribed to it in Section 8.5(a)(ii).

Software means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Statement has the meaning ascribed to it in Section 6.2(c).

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subordinated Debt means collectively, the Senior Subordinated Debt and the February 2003 Senior Subordinated Debt, and any other Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agent and Requisite Lenders.

Subordinated Notes means those certain February 2003 Senior Subordinated Notes and any other notes evidencing Senior Subordinated Debt.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

Subsidiary Guaranty means the Subsidiary Guaranty of even date herewith executed by one or more Subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

Supermajority Lenders means Lenders having (a) more than 75% of the Commitments of all Lenders or (b) if the Revolving Loan Commitments have been terminated, more than 75% of the aggregate outstanding amounts of all Loans, provided, that, if there is more than one Lender, Supermajority Lenders shall in any event be at least two (2) Lenders.

Surviving A/R Obligations has the meaning ascribed to it in Section 3.6(b).

Swing Line Advance has the meaning ascribed to it in Section 1.1(b).

Swing Line Availability has the meaning ascribed to it in Section 1.1(b).

Swing Line Commitment means the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender and which commitment on the Closing Date is $25,000,000.

Swing Line Lender means GE Capital.

Swing Line Loan means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

Swing Line Note has the meaning ascribed to it in Section 1.1(b).

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Taxes has the meaning ascribed to it in Section 1.9(a).

Tax Sharing Agreement means that certain Amended and Restated Tax Sharing Agreement, dated as of February 4, 2000, by and among the Credit Parties, certain other

Subsidiaries of Holdings and the other parties named therein provided, that, the provisions of Section 5.1(l) of the Agreement shall be satisfied.

Term Lenders means those Lenders having a Term Loan Commitment.

Term Loans means collectively the Term Loan A and Term Loan B

Term Loan A has the meaning ascribed to it in Section 1.1(e).

Term Loan B has the meaning ascribed to it in Section 1.1(f).

Term Loan A Commitment means: (x) (a) as to any Term Loan A Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Term Loan A Lenders, the aggregate commitment of all Lenders to make (A) the Term Loan A, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date, and (y) after the Term Loans have been funded by the Term Loan A Lenders, (a) as to any Term Loan A Lender, the Pro Rata Share of the outstanding principal amount of the Term Loan owing to such Lender and (b) as to all Term Loan A Lenders, the aggregate outstanding principal amount of the Term Loan A, which shall be Fifty Million Dollars ($50,000,000) on the Closing Date, as such amount may be reduced, if at all, from time to time in accordance with the Agreement.

Term Loan B Commitment means: (x) (a) as to any Term Loan B Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan B as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Term Loan B Lenders, the aggregate commitment of all Lenders to make (A) the Term Loan B, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) on the Closing Date and (y) after the Term Loans have been funded by the Term Loan B Lenders, (a) as to any Term Loan B Lender, the Pro Rata Share of the outstanding principal amount of the Term Loan owing to such Lender and (b) as to all Term Loan B Lenders, the aggregate outstanding principal amount of the Term Loan B, which shall be Two Hundred Million Dollars ($200,000,000), as such amount may be reduced, if at all, from time to time in accordance with the Agreement.

Term Loan A Lenders means those Lenders having a Term Loan A Commitment.

Term Loan B Lenders means those Lenders having a Term Loan B Commitment.

Term Notes has the meaning ascribed to it in Section 1.1(f).

Termination Date means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged or, in the case of covenants, the obligations to perform such covenants have been terminated (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.5(e), cancelled or, with the consent of Agent in each instance, backed by standby letters of credit acceptable to Agent, (d) all Commitments have been terminated and (e) Agent and Lenders have been released by Credit Parties of all claims against Agent and Lenders.

THL shall mean Thomas H. Lee Partners L.P., a Delaware limited partnership.

THL Affiliates means THL and any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, THL.

THL Group means THL and any THL Affiliate who act as a partnership, syndicate, limited partnership or group for the purpose of acquiring, holding or disposing of securities of Holdings.

Title IV Plan means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

Trademark Security Agreements means the Assignments of Security Interests in Trademarks made in favor of Agent by each applicable Credit Party.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

2002 Senior Debt means the Indebtedness of Vertis evidenced by the 2002 Senior Notes.

2002 Senior Debt Documents shall mean the 2002 Senior Notes, the 2002 Senior Notes Indenture and the other documents and instruments executed and delivered with respect to the 2002 Senior Notes or the 2002 Senior Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2002 Senior Notes shall mean those certain 10 7/8% Senior Notes due 2009 issued by Vertis under the 2002 Senior Debt Documents.

2002 Senior Notes Indenture shall mean the Indenture, dated as of June 24, 2002 among Vertis and the 2002 Senior Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2002 Senior Notes Indenture Trustee shall mean the trustee under the 2002 Senior Notes Indenture.

2003 Senior Secured Debt means the Indebtedness of Vertis evidenced by the 2003 Senior Secured Notes.

2003 Senior Secured Debt Documents shall mean the 2003 Senior Secured Notes, the 2003 Senior Secured Notes Indenture and the other documents and instruments executed and delivered with respect to the 2003 Senior Secured Notes or the 2003 Senior Secured Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2003 Senior Secured Notes shall mean Vertis’ 9-3/4% 2003 Senior Secured Notes due April 1, 2009 issued pursuant to the 2003 Senior Secured Notes Indenture.

2003 Senior Secured Notes Adequate Protection Obligations means the claims of the holders of the 2003 Senior Secured Notes for (a) any diminution in the value of their interests in the Collateral; and (b) prior to an Event of Default, interest payments at the non-default contractual rate under the 2003 Senior Secured Notes at such times and in such amounts as set forth in the Interim Order and the Final Order.

2003 Senior Secured Notes Indenture shall mean the Indenture, dated as of June 6, 2003, among Vertis and the 2003 Senior Secured Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2003 Senior Secured Notes Indenture Trustee shall mean the trustee under the 2003 Senior Secured Notes Indenture.

2003 Senior Secured Notes Replacement Lien means the lien granted in the Interim Order and the Final Order to secure the repayment of the 2003 Senior Secured Notes Adequate Protection Obligations.

Unfunded Pension Liability means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

VDSL means Vertis Digital Services Limited, a company incorporated under the laws of England and Wales and registered under number 3526757.

Vertis means Vertis, Inc., a Delaware corporation.

Vertis Receivables means Vertis Receivables II, LLC, a Delaware limited liability company.

VPS Business means Vertis Print Solutions in Chicago, Illinois, which handles accounts related to certain short-run direct mail print activities.

Welfare Plan means a Plan described in Section 3(l) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Definitions of agreements and instruments in Annex A shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.